UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PERFORMANCE FOOD GROUP COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT PFG Performance FOOD Group

GUIDE TO PERFORMANCE FOOD GROUP COMPANY’S PROXY STATEMENT

WHAT DO WE NEED FROM YOU?

WE ENCOURAGE STOCKHOLDERS TO SUBMIT THEIR VOTES IN ADVANCE OF THE ANNUAL MEETING.

TO SUBMIT YOUR VOTES BY THE INTERNET OR PHONE, FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD OR ROMAN NUMERAL PAGE “IV” IN THIS BOOK. YOU WILL NEED THE 16-DIGIT NUMBER ON YOUR PROXY CARD. IF YOU RECEIVED YOUR MATERIALS BY MAIL, YOU CAN SIMPLY COMPLETE AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.

3 WAYS TO VOTE YOUR PROXY*
INTERNET: WWW.PROXYVOTE.COM

PHONE: 1-800-690-6903

MAIL

*	PROXY VOTES MUST BE RECEIVED NO LATER THAN 11:59 P.M., EASTERN TIME, ON MONDAY, NOVEMBER 12, 2018.

ITEMS TO BE VOTED ON:

page 6	Proposal No. 1—
Election of Directors

page 20	Proposal No. 2—
Ratification of Independent Registered Public Accounting Firm

page 23	Proposal No. 3—
Non-Binding Vote to Approve Executive Compensation

Page 50	Proposal No. 4—
Approve Amended and Restated Certificate of Incorporation to Declassify the Board of Directors

FOREWARD PAGES

COVER PAGE

i	STOCKHOLDER LETTER

iii	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

iv	PROXY VOTING METHODS

v	TABLE OF CONTENTS

DEAR STOCKHOLDERS,

Please join us for Performance Food Group Company’s Annual Meeting of Stockholders on:

TUESDAY, NOVEMBER 13, 2018

9:00 A.M., EASTERN TIME

HILTON RICHMOND SHORT PUMP HOTEL

12042 WEST BROAD STREET

RICHMOND, VA 23233

Attached to this letter are a Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the business to be conducted at the meeting. This Proxy Statement and the enclosed proxy card and Annual Report on Form 10-K for the fiscal year ended June 30, 2018 are first being sent to stockholders on or about October 2, 2018.

WE URGE YOU TO READ THE ACCOMPANYING MATERIALS REGARDING THE MATTERS TO BE VOTED ON AT THE MEETING AND TO SUBMIT YOUR VOTING INSTRUCTIONS BY PROXY.

Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by proxy:

ON THE INTERNET PROXYVOTE.COM	BY TELEPHONE 1-800-690-6903	OR BY COMPLETING, SIGNING AND PROMPTLY RETURNING A PROXY CARD

You may also vote in person at the Annual Meeting.

We encourage you to vote by Internet, by telephone or by proxy card even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your continued support of Performance Food Group Company.

Sincerely,

Douglas M. Steenland Chairman of the Board of Directors	George L. Holm President and Chief Executive Officer

October 2, 2018

Performance Food Group     2018 Proxy Statement    i

[THIS PAGE INTENTIONALLY LEFT BLANK]

Performance Food Group Company

Notice of Annual Meeting of Stockholders

TIME	9:00 a.m., Eastern Time, on Tuesday, November 13, 2018

PLACE	Hilton Richmond Short Pump Hotel
12042 West Broad Street
Richmond, VA 23233

ITEMS OF BUSINESS	1.	To elect the four Class III director nominees listed in the Proxy Statement.
	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019.

	3.	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

	4.	To approve the Amended and Restated Certificate of Incorporation to declassify the Board of Directors.

	5.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on September 24, 2018.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and mailing the enclosed proxy card. Voting procedures are described on the following page and on the proxy card.

By Order of the Board of Directors,

A. Brent King Senior Vice President, Secretary and General Counsel

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON TUESDAY, NOVEMBER 13, 2018:

This Proxy Statement and our Annual Report are available free of charge on the Annual Report and Proxy tab in the Financial Information section in the Investors section of our website

(http://investors.pfqc.com/financial-info/annual-report-proxy#tabs).

Performance Food Group     2018 Proxy Statement    iii

Proxy Voting Methods

If at the close of business on September 24, 2018, you were a stockholder of record or held shares through a broker, bank or other nominee, you may vote your shares by proxy at the Annual Meeting. If you were a stockholder of record, you may vote your shares over the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. You may also revoke your proxies or voting instructions, as applicable, at the times and in the manners described in the General Information section of this Proxy Statement.

If you are a stockholder of record, your vote must be received by 11:59 p.m., Eastern Time, on November 12, 2018 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your bank, broker or nominee for voting instructions.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card in order to vote by telephone.

BY MAIL

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

3 WAYS TO VOTE YOUR PROXY*

INTERNET: WWW.PROXYVOTE.COM
PHONE: 1-800-690-6903
MAIL

*	PROXY VOTES MUST BE RECEIVED NO LATER THAN 11:59 P.M., EASTERN TIME, ON NOVEMBER 12, 2018.

iv    Performance Food Group  ½  2018 Proxy Statement

Performance Food Group     2018 Proxy Statement    v

OWNERSHIP OF SECURITIES	51
Beneficial Ownership	51

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	53

TRANSACTIONS WITH RELATED PERSONS	53

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING	55

OTHER BUSINESS	56

APPENDIX A	A-1

vi    Performance Food Group  ½  2018 Proxy Statement

PERFORMANCE FOOD GROUP COMPANY

12500 West Creek Parkway

Richmond, Virginia 23238

Telephone: (804) 484-7700

PROXY STATEMENT

Annual Meeting of Stockholders

November 13, 2018

General Information

Why am I being provided with these materials?

The Board of Directors (the “Board” or “Board of Directors”) of Performance Food Group Company has delivered these proxy materials to you in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held on November 13, 2018 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares in person. Except where the context requires otherwise, references to “the Company,” “we,” “us” and “our” refer to Performance Food Group Company. Capitalized terms used but not defined herein have the meanings set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 (our “Annual Report”).

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the four Class III director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to our named executive officers.

•	Proposal No. 4: Approval of our Amended and Restated Certificate of Incorporation to declassify the Board of Directors.

Who is entitled to vote?

Stockholders as of the close of business on September 24, 2018 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 105,190,614 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares under either our 2007 Amended and Restated Management Option Plan (the “2007 Management Option Plan”) or our 2015 Omnibus Incentive Plan.

THIS PROXY STATEMENT, TOGETHER WITH A FORM OF PROXY AND OUR ANNUAL REPORT,

ARE FIRST BEING SENT TO STOCKHOLDERS ON OR ABOUT OCTOBER 2, 2018.

Performance Food Group   ½  2018 Proxy Statement    1

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.

What is a “broker non-vote”?

A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal Nos. 1, 3 and 4 are considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm) is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

How many votes are required to approve each proposal?

Proposal No. 1 (Election of Directors):

Under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a majority of the votes cast, which means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” that nominee. Any director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election is required to tender his or her resignation to our Board in accordance with our Board policy. The Nominating and Corporate Governance Committee will consider the offer and recommend to the Board whether to accept the offer. The full Board will consider all factors it deems relevant to our best interests, make a determination and publicly disclose its decision and rationale within 90 days after confirmation of the election results.

Abstentions and broker non-votes will not be counted as votes cast for purposes of Proposal No. 1; therefore, they will have no effect on this proposal.

Proposal No. 2 (Ratification of the Independent Registered Public Accounting Firm)

The selection of the independent registered public accounting firm will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST” this proposal.

Abstentions will not be counted as votes cast for purposes of Proposal No. 2; therefore, they will have no effect on this proposal.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate governance and because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

2    Performance Food Group  ½  2018 Proxy Statement

Proposal No. 3 (Non-Binding Vote to Approve Executive Compensation)

The advisory, non-binding vote regarding the compensation of our named executive officers will be approved if the votes cast “FOR” exceed the votes cast “AGAINST” this proposal. Abstentions and broker non-votes will not be counted as votes cast for purposes of Proposal No. 3; therefore, they will have no effect on this proposal.

The proposal to approve the executive compensation of our named executive officers is not binding upon the Company, the Board or the Compensation and Human Resources Committee of the Board (the “Compensation Committee”). Nevertheless, the Board and the Compensation Committee value the opinion expressed by stockholders through their vote on Proposal No. 3. Accordingly, the Board and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal No. 4 (Approve Amended and Restated Certificate of Incorporation to Declassify the Board of Directors)

To amend Article VI of our Amended and Restated Certificate of Incorporation to declassify the Board of Directors, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the shares entitled to vote is required. Therefore, abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 4.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the director nominees set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

•	“FOR” the approval of our Amended and Restated Certificate of Incorporation to declassify the Board of Directors.

If you just sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the four proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Performance Food Group   ½  2018 Proxy Statement    3

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on November 12, 2018, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than November 12, 2018.

How do I vote my shares in person at the Annual Meeting?

If you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your proof of ownership. If you hold your shares in street name, you may only vote shares at the Annual Meeting if you bring a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares, as well as proof of identification and proof of ownership.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Do I need a ticket to be admitted to the Annual Meeting?

In order to be admitted to the Annual Meeting, you will need to present (1) a form of personal identification, and (2) either your notice or proof of your stock ownership of Performance Food Group Company stock on the Record Date. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Performance Food Group Company stock, such as a bank or brokerage account statement.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

For directions to the meeting, you may contact Michael D. Neese at (804) 287-8126 or michael.neese@pfgc.com.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than November 12, 2018;

•	voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Eastern Time, on November 12, 2018;

•	submitting a properly signed proxy card that has a later date than your previous vote and that is received no later than November 12, 2018; or

•	attending the Annual Meeting and voting in person (attendance at the Annual Meeting without voting in person will not change your vote or revoke your proxy).

If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

4    Performance Food Group  ½  2018 Proxy Statement

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Performance Food Group   ½  2018 Proxy Statement    5

Proposal No. 1—Election of Directors

Our current Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. William F. Dawson, Jr., Manuel A. Fernandez, Kimberly S. Grant and Randall N. Spratt constitute a class with a term that expires at the Annual Meeting (the “Class III Directors”); George L. Holm, Arthur B. Winkleblack, and John J. Zillmer constitute a class with a term that expires at the Annual Meeting of Stockholders in 2019 (the “Class I Directors”); and Meredith Adler, Jeffrey M. Overly, and Douglas M. Steenland constitute a class with a term that expires at the Annual Meeting of Stockholders in 2020 (the “Class II Directors”).

Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following slate of Class III Director nominees for a three-year term expiring in 2021: William F. Dawson, Jr., Manuel A. Fernandez, Kimberly S. Grant and Randall N. Spratt. Action will be taken at the Annual Meeting for the election of these four Class III nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of William F. Dawson, Jr., Manuel A. Fernandez, Kimberly S. Grant and Randall N. Spratt. Each of these nominees has indicated that he or she will be willing and able to serve as a director. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors

The following information describes the offices held, other business directorships and the term of service of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

William F. Dawson, Jr.

Mr. Dawson is the Chief Executive Officer of Wellspring Capital Management LLC; a leading private equity firm (“Wellspring”). He has served as the chair of Wellspring’s investment committee since 2004. Mr. Dawson has led or co-sponsored several of Wellspring’s most successful investments in distribution, consumer services, business services, healthcare, energy services and industrial companies. Prior to joining Wellspring, Mr. Dawson was a partner at Whitney & Co., where he was head of the middle-market buyout group. Prior to that, Mr. Dawson spent 14 years at Donaldson, Lufkin & Jenrette Securities Corporation where he was most recently a managing director at DLJ Merchant Banking. Mr. Dawson received a Bachelor of Science degree from St. Francis College and an MBA from Harvard Business School.

Age: 54 Director since September 2002

6    Performance Food Group  ½  2018 Proxy Statement

Manuel A. Fernandez

Mr. Fernandez serves as the Managing Director of SI Ventures, a venture capital firm focused on information technology and communications infrastructure. He has held that position with the firm since its inception in 1998. Mr. Fernandez served as Chief Executive Officer of Gartner, Inc., a leading research and advisory company, from 1991 to 1998, and Chairman of the Board of Directors of Gartner, Inc. from 1991 until 2001. He has also been Chairman and Chief Executive Officer of three technology-driven companies: Dataquest, Inc., Gavilan Computer Corporation and Zilog Incorporated. Mr. Fernandez currently serves on the Board of Directors of The Brunswick Corporation, where he is the lead director, and Leggett & Platt, Incorporated. He previously served on the Board of Directors of Time, Inc. from 2014 to 2018, Tibco Software Inc. from June 2014 to December 2014, Flowers Foods, Inc. from 2005 to 2014 and Sysco Corporation from 2006 to 2013. Mr. Fernandez graduated from the University of Florida with a degree in electrical engineering and completed post-graduate work in solid-state engineering at the University of Florida.

Age: 72 Director since December 2017

Kimberly S. Grant

Ms. Grant has served as the Chief Executive Officer of ThinkFoodGroup, a global hospitality management company, which owns and operates innovative dining concepts created by two-star Michelin awarded chef José Andrés, since September 2014. From January 2014 to September 2014, Ms. Grant was Chief Operating Officer of ThinkFoodGroup. Prior to this role, Ms. Grant was with Ruby Tuesday Inc., a publicly traded restaurant company, for approximately 21 years. Her last positions at Ruby Tuesday Inc. were Chief Operations Officer and President from June 2002 to June 2013 and Vice President and Controller from 1998 to 2002. Ms. Grant earned a Master of Science in Banking and Financial Services Management from Boston University and a Bachelor of Science in Hotel and Restaurant Management from from Thomas Edison State University, and she has attended Harvard Business School’s Executive Education program.

Age: 47 Director since July 2017

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Randall N. Spratt

Mr. Spratt most recently served as the Executive Vice President, Chief Information Officer and Chief Technology Officer for McKesson Corporation, a global pharmaceutical distribution services and information technology company, from 2009 to 2015. Mr. Spratt joined McKesson in 1999 and held various executive positions at McKesson prior to becoming Chief Information Officer and Chief Technology Officer, including as Chief Information Officer from 2005 to 2009, Chief Process Officer for McKesson Provider Technologies from 2003 to 2005 and Senior Vice President, Imaging, Technology and Business Process Improvement from 2000 to 2003. Mr. Spratt currently serves on the board of directors of Imperva, Inc. Mr. Spratt received a Bachelor of Science in biology from the University of Utah.

Age: 66 Director since May 2018

Vote Your Proxy. Proposal 1.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

8    Performance Food Group  ½  2018 Proxy Statement

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Class I Directors (Term expires at Annual Meeting of Stockholders in 2019)

George L. Holm

Mr. Holm has served as our President and Chief Executive Officer since September 2002, when he founded the Company and subsequently led the Company through its expansion into the broadline foodservice distribution industry with the Performance Food Group Company acquisition in May 2008. Prior to joining the Company, he held various senior executive positions with Sysco Corporation, Alliant Foodservice, and US Foods. Mr. Holm received a Bachelor of Science degree in business administration from Grand Canyon University.

Age: 63 Director since 2002

Arthur B. Winkleblack

Mr. Winkleblack retired in June 2013 as Executive Vice President and Chief Financial Officer of the HJ Heinz Company, a global packaged food manufacturer, where he had been employed as Executive Vice President and Chief Financial Officer since January 2002. From 1999 through 2001, Mr. Winkleblack held a number of positions with portfolio companies of Indigo Capital, including Acting Chief Operating Officer of Perform.com and Chief Executive Officer of Freeride.com. Earlier in his career, Mr. Winkleblack held senior management and finance positions at the C. Dean Metropoulos Group, Six Flags Entertainment Corporation, AlliedSignal, Inc. and PepsiCo, Inc. Mr. Winkleblack also provides financial and capital markets consulting services to Ritchie Brothers Auctioneers, an industrial auctioneer, where he serves as the Senior Advisor to the CEO. Mr. Winkleblack currently serves on the boards of directors of Church & Dwight Co., Inc. and The Wendy’s Company. Mr. Winkleblack served on the board of RTI International Metals, Inc. from 2013 until 2015 when the company was sold to Alcoa Inc. Mr. Winkleblack earned a Bachelor of Arts in Business Economics from the University of California, Los Angeles and an MBA degree from The Wharton School at the University of Pennsylvania.

Age: 61 Director since 2015

Performance Food Group   ½  2018 Proxy Statement    9

John J. Zillmer

Mr. Zillmer served as the President and Chief Executive Officer of Univar Inc., a leading global distributor of industrial and specialty chemicals and chemical services, from 2009 until his retirement in 2012. Prior to joining Univar, Mr. Zillmer served as Chairman and Chief Executive Officer of Allied Waste Industries, a solid waste management business, from 2005 until the merger of Allied Waste with Republic Services, Inc. in December 2008. Before Allied Waste, Mr. Zillmer spent 30 years in the managed services industry, most recently as Executive Vice President of ARAMARK Corporation, a provider of food, uniform and support services. During his eighteen-year career with ARAMARK, Mr. Zillmer served as President of ARAMARK’s Business Services division, the International division and the Food and Support Services group. Prior to joining ARAMARK, Mr. Zillmer was employed by Szabo Food Services until Szabo was acquired by ARAMARK in 1986. Mr. Zillmer currently serves on the boards of directors of CSX Corporation, Ecolab Inc. and Veritiv Corp. Mr. Zillmer previously served on the board of Reynolds American Inc. from 2007 until its acquisition by British American Tobacco in 2017. Mr. Zillmer graduated from Marquette University and received an MBA degree from J.L. Kellogg School of Management at Northwestern University.

Age: 63 Director since 2015

Class II Directors (Term expires at Annual Meeting of Stockholders in 2020)

Meredith Adler

Ms. Adler served as a Managing Director and Senior Equity Analyst at Barclays Capital, and at Lehman Brothers prior to its acquisition by Barclays, from 1996 until her retirement in July 2016. In her role at Barclays, Ms. Adler followed a wide range of consumer-oriented companies, including foodservice distributors, food and drug retailers, discounters, and healthy living retailers. She also provides consulting services to The Vitamin Shoppe, Inc. Ms. Adler graduated from Boston University and received an MBA degree from New York University’s Stern School of Business.

Age: 64 Director since 2016

10    Performance Food Group  ½  2018 Proxy Statement

Jeffrey M. Overly

Mr. Overly retired as an Operating Partner at The Blackstone Group, one of the world’s leading investment firms (“Blackstone”), in August 2018. Before joining Blackstone in 2008, Mr. Overly was Vice President of Global Fixture Operations at Kohler Company. Prior to that, he served 25 years at General Motors Corporation and Delphi Corporation in numerous operations and engineering positions. Mr. Overly has a Bachelor of Science degree in Industrial Management from the University of Cincinnati and a Masters in Business from Central Michigan University.

Age: 60 Director since 2013

Douglas M. Steenland

Mr. Steenland served as President and Chief Executive Officer of Northwest Airlines Corporation from 2004 until its merger with Delta Air Lines, Inc. in October 2008. Prior to this, Mr. Steenland served in a number of executive positions after joining Northwest Airlines in 1991, including President from 2001 to 2004 and Executive Vice President and Chief Corporate Officer from 1999 to 2001. Mr. Steenland currently serves as a director and chairman of the board of American International Group, Inc. and Travelport Worldwide Limited and as a director of Hilton Worldwide Holdings Inc. Mr. Steenland formerly served as a director of Digital River, Inc. from 2009 to 2015, and Chrysler Group LLC from 2009 to 2014. Mr. Steenland received a Bachelor of Arts degree from Calvin College and is a graduate from The George Washington University Law School.

Age: 67 Director and Chairman of the Board of Directors since 2010

Performance Food Group   ½  2018 Proxy Statement    11

The Board of Directors and Certain Governance Matters

Our Board of Directors manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Technology Committee.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•

We have fully independent Audit, Compensation, Nominating and Corporate Governance and Technology Committees, and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	Three of the four members of our Audit Committee qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”); and

•	We have implemented a range of other corporate governance best practices, including the following:

•

In August 2018, the Board amended and restated the Bylaws to adopt a majority voting standard for the election of directors in uncontested elections. Additionally, the Board adopted a policy that any director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” his or her election is required to offer his or her resignation from the Board.

•

Also in August 2018, the Board amended and restated the Bylaws to adopt proxy access. Commencing at the Company’s 2019 annual meeting of stockholders, our Bylaws now permit a stockholder (or group of stockholders (up to 20)) who has owned a significant amount of our common stock (at least 3% of our outstanding shares) for a significant amount of time (at least three years) to submit director nominees (the greater of two or up to 20% of the Board) for inclusion in our proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws.

•	Our Corporate Governance Guidelines place limits on the number of public company directorships held by our directors to prevent “overboarding.”

•	Stock ownership requirements for directors.

•	The Board separates the roles of Chairman of the Board and Chief Executive Officer of the Company.

•	Policies prohibiting hedging our shares.

Our Board of Directors evaluates the Company’s corporate governance policies and practices on an ongoing basis with a view toward maintaining appropriate corporate governance practices in the context of the Company’s current business environment. Additionally, the Board seeks to align our governance practices closely with the interests of our stockholders. This commitment is demonstrated through the Board’s recent changes to the Bylaws discussed above, along with the Board’s submission of Proposal No. 4 (concerning the declassification of the Board) for stockholder vote at the Annual Meeting.

Our Board of Directors and management value the perspectives of our stockholders and encourage stockholders to communicate with the Board of Directors as described below under “—Communications with the Board.”

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless our Board of Directors affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.

12    Performance Food Group  ½  2018 Proxy Statement

Our Board of Directors has determined that each of Messrs. Fernandez, Spratt, Winkleblack, Zillmer, Overly and Steenland and Mses. Adler and Grant is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Spratt and Winkleblack and Mses. Adler and Grant is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Messrs. Fernandez, Overly, Steenland and Zillmer is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. Mr. Holm serves on our Board of Directors but, as our President and Chief Executive Officer, he cannot be deemed independent. In making the director independence determinations, the Board considered the fact that Mr. Overly was formerly affiliated with Blackstone, which received payments from the Company during fiscal 2017, and the fact that Ms. Adler was formerly employed by Barclays Capital, which received underwriting discounts in our initial public offering and secondary offerings and is a lender under our credit facility. Payments received by Blackstone and Barclays, respectively, pursuant to the foregoing transactions did not exceed the greater of $1 million or 2% of Blackstone’s or Barclays Capital’s, as applicable, consolidated gross revenues in any of the last three fiscal years..

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, independence of thought and his or her ability to work collegially with the other members of the Board. In addition, although the Board considers diversity in the broadest meaning of the word, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

In addition to the process described above, the Nominating and Corporate Governance Committee had previously nominated a number of individuals designated by Blackstone and Wellspring as required under the provisions of the stockholders’ agreement described under “Transactions With Related Persons—Stockholders’ Agreement.” Mr. Dawson was originally recommended in 2002 by Wellspring as a director nominee pursuant to the stockholders’ agreement, and Mr. Overly was recommended in 2013 by Blackstone as a director nominee pursuant to the stockholders’ agreement. Blackstone and Wellspring no longer have the right to designate any director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Mr. Dawson for reelection as a Class III Director at the Annual Meeting, and Mr. Overly remains a Class II Director.

When considering whether the nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each nominee’s current performance as a director and on the information discussed in each board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our Board of Directors considered the following important characteristics, among others:

•

Mr. Dawson—his significant financial, investment, and operational experience from his involvement in Wellspring’s investments in numerous portfolio companies, as well as his thirteen years of experience as a director of the Company and its predecessor.

Performance Food Group   ½  2018 Proxy Statement    13

•

Mr. Fernandez—his extensive experience leading both public and private companies in foodservice and other industries, including three technology companies, allows him to bring significant experience and knowledge to our Board regarding strategic planning, innovation, technology, acquisitions, corporate governance, distribution, operations and human resources.

•

Ms. Grant—her knowledge, experience and expertise in the restaurant and hospitality industry and significant experience in operations and finance. Her over twenty years of experience in the restaurant and hospitality industry enables her to bring valuable perspectives of a foodservice industry customer to our Board of Directors.

•

Mr. Spratt—his extensive experience leading the information technology functions of a multi-national large distributor allows him to provide invaluable advice and guidance to the Company’s management and Board of Directors.

•

Mr. Holm—his experience as an executive in the U.S. foodservice distribution industry. Furthermore, we also considered how his additional role as our Chief Executive Officer and President would bring management perspective to board deliberations and provide valuable information about the status of our day-to-day operations.

•

Mr. Winkleblack—his substantial executive experience across a broad range of industries. In addition, his nearly twelve years of experience as the Chief Financial Officer of a large, publicly-traded consumer goods company enables him to bring important perspectives to our Board of Directors on performance management, business analytics, compliance, risk management, public reporting, and investor relations.

•	Mr. Zillmer—his extensive experience leading both public and private companies in foodservice and other industries.

•	Ms. Adler—her knowledge of the foodservice industry and significant experience in financial matters and investor relations.

•	Mr. Overly—his significant operational experience in public companies and from his active involvement in Blackstone’s investments in numerous portfolio companies.

•	Mr. Steenland—his experience serving on boards of directors and as chairman of large public companies and in managing large, complex institutions.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238. All recommendations for nomination received by the Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under “Stockholder Proposals for the 2019 Annual Meeting.”

Board Structure

Our Board of Directors is led by Mr. Steenland, our Chairman. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Steenland serves as Chairman, while Mr. Holm serves as our Chief Executive Officer and President.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors will meet in a private session that excludes management and any non-independent directors. Our Chairman, Mr. Steenland, presides at the executive sessions.

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Communications with the Board

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of our Board of Directors, including the chair of our Board of Directors and each of the Audit, Compensation, Technology or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 12500 West Creek Parkway, Richmond, Virginia 23238, who will forward such communication to the appropriate party.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s committees.

	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Technology Committee
Meredith Adler	X		X
Manuel A. Fernandez		X		Chair
Kimberly S. Grant	X			X
Jeffrey M. Overly		X	X
Randall N. Spratt	X			X
Douglas M. Steenland		Chair
Arthur B. Winkleblack	Chair			X
John J. Zillmer		X	Chair

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the fiscal year ended June 30, 2018, the Board held twelve meetings, the Audit Committee held ten meetings, the Compensation Committee held four meetings and the Nominating and Corporate Governance Committee held three meetings. In fiscal 2018, all incumbent directors then in office attended at least 75%, except for Mr. Fernandez who attended 71%, of the aggregate number of meetings of our Board and of all committees on which they served during their respective terms of service. The Technology Committee was formed on August 9, 2018. The Technology Committee has not held any meetings since formation and a Technology Committee Charter has not been adopted. In addition, all directors then in office attended the 2017 annual meeting of stockholders.

Audit Committee

Our Audit Committee consists of Ms. Adler and Ms. Grant and Messrs. Winkleblack and Spratt, with Mr. Winkleblack serving as chair. All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board of Directors has determined that each of Ms. Adler, Ms. Grant and Mr. Winkleblack qualifies as an “audit committee financial expert” as defined by applicable SEC regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter and include the following:

•	overseeing the adequacy and integrity of our financial statements and our financial reporting and disclosure practices;

•

overseeing the soundness of our system of internal controls to assure compliance with financial and accounting requirements, our system of disclosure controls and procedures and compliance with ethical standards adopted by the Company;

•	retaining and reviewing the qualifications, performance, and independence of our independent auditor;

•

reviewing and discussing with management and the independent auditor prior to public dissemination our annual audited financial statements, quarterly unaudited financial statements, earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;

Performance Food Group   ½  2018 Proxy Statement    15

•	overseeing our guidelines and policies relating to risk assessment and risk management, and management’s plan for risk monitoring and control;

•	overseeing our internal audit function;

•

reviewing and approving or ratifying all transactions between us and any “Related Person” (as defined in the federal securities laws and regulations) that are required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act; and

•	overseeing compliance with our Code of Business Conduct.

The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.

The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.

Compensation and Human Resources Committee

Our Compensation Committee consists of Messrs. Fernandez, Overly, Steenland and Zillmer, with Mr. Steenland serving as chair. Each of Messrs. Fernandez, Overly, Steenland and Zillmer has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.

The duties and responsibilities of the Compensation Committee are set forth in its charter and include the following:

•	establishing and reviewing our overall compensation philosophy;

•	overseeing the goals, objectives and compensation of our Chief Executive Officer, including evaluating the performance of the Chief Executive Officer in light of those goals;

•	overseeing the compensation of our other executives and non-management directors;

•	reviewing all employment, severance, and termination agreements with our executive officers;

•	reviewing and approving, or recommending to the Board of Directors, our incentive-compensation plans and equity-based plans;

•	providing strategic review of the Company’s human resources strategies and initiatives to ensure the Company is seeking, developing and retaining human capital appropriate to the Company’s needs;

•	overseeing certain of our other benefit plans; and

•	preparing and issuing the Compensation Committee Report for inclusion in our annual proxy statement.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to any non-Section 16 officer under our incentive compensation or other equity-based plans, subject to compliance with the plan and the laws of our state of jurisdiction. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.

See “Executive Compensation—Compensation Discussion and Analysis—Compensation Determination Process” and “Compensation of Directors” for a description of our process for determining executive and director compensation, including the role of our compensation consultant.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Overly and Zillmer and Ms. Adler, with Mr. Zillmer serving as chair. Each of Messrs. Overly and Zillmer and Ms. Adler has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

16    Performance Food Group  ½  2018 Proxy Statement

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter and include the following:

•	identifying and recommending nominees for election to the Board of Directors;

•	reviewing the composition and size of the Board of Directors;

•	overseeing an annual evaluation of the Board of Directors and each committee;

•	regularly reviewing our corporate governance documents, including our corporate charter and bylaws and Corporate Governance Guidelines;

•	recommending members of the Board of Directors to serve on committees of the Board; and

•	overseeing and approving the management continuity planning process.

The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.

Technology Committee

Our Technology Committee was formed on August 9, 2018, and consists of Messrs. Fernandez, Spratt and Winkleblack and Ms. Grant, with Mr. Fernandez serving as chair. Each of Messrs. Fernandez, Spratt and Winkleblack and Ms. Grant has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards. The initial meeting of the Technology Company will be in November 2018.

The duties and responsibilities of the Technology Committee include the following:

•	reviewing the Company’s information technology planning and strategy;

•	reviewing significant information technology investments and expenditures;

•	receiving reports on existing and future trends in information technology and cybersecurity that may affect the Company’s strategic plans, including monitoring overall industry trends; and

•

reviewing or discussing, as and when appropriate, with management the Company’s risk management and risk assessment guidelines and policies regarding information technology security, including the quality and effectiveness of the Company’s cybersecurity and the Company’s disaster recovery capabilities.

Special Committees

From time to time, the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board of Directors’ views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.

Our Corporate Governance Guidelines, Audit, Compensation and Nominating and Corporate Governance Committee charters, and other corporate governance information are available on our website at www.pfgc.com under Investors: Corporate Governance: Governance Documents. Any stockholder also may request them in print, without charge, by contacting the Secretary of Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238.

Code of Business Conduct

We maintain a Code of Business Conduct that is applicable to all of our directors, officers and employees, including our Chairman, Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer), Chief Accounting Officer (principal accounting officer) and other senior financial officers. The Code of Business Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Business Conduct also satisfies the requirements for a code of ethics, as

Performance Food Group   ½  2018 Proxy Statement    17

defined by Item 406 of Regulation S-K promulgated by the SEC. The Code of Business Conduct may be found on our website at www.pfgc.com under Investors: Corporate Governance: Governance Documents: Code of Business Conduct.

We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct granted to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Current Report on Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of such determination.

Oversight of Risk Management

The Board of Directors has extensive involvement in the oversight of risk management related to us and our business. The Board accomplishes this oversight both directly and through its committees, each of which assists the Board in overseeing a part of our overall risk management and regularly reports to the Board. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management.

Executive Officers of the Company

Set forth below is certain information regarding each of our executive officers other than Mr. Holm, our Chief Executive Officer, whose biographical information is presented under “Continuing Members of the Board of Directors.” As previously disclosed, David E. Flitman resigned as our Executive Vice President and President and Chief Executive Officer of Performance Foodservice effective September 21, 2018. Mr. Flitman accepted a position as Chief Executive Officer of BMC Stock Holdings, Inc. (NASDAQ:BMCH), a leading construction and building supply provider. Also, Thomas G. Ondrof has served as our Strategic Growth Leader since March 2018 after serving as our Executive Vice President and Chief Financial Officer since October 2016.

Name	Age	Principal Occupation and Other Information
Patrick T. Hagerty	60

Mr. Hagerty has served as our Executive Vice President and President and Chief Executive Officer of Vistar since January 2018. Prior to being named Executive Vice President, Mr. Hagerty was Senior Vice President of the Company and President and Chief Executive Officer of Vistar since September 2008. From May 2006 to September 2008, he was Vice President and Chief Operating Officer of Vistar. From November 1994 to May 2006, he was Vice President, Merchandising with the Company and its predecessor.

James D. Hope	58

Mr. Hope has served as our Executive Vice President and Chief Financial Officer since March 2018, after serving as our Executive Vice President, Operations since July 2014. Prior to joining the Company, he was with Sysco Corporation for approximately 30 years. His last positions at Sysco were Executive Vice President, Business Transformation from January 2010 to June 2013, Senior Vice President, Business Transformation from January 2009 to December 2009, and Senior Vice President, Sales and Marketing from July 2007 to December 2008.

18    Performance Food Group  ½  2018 Proxy Statement

Name	Age	Principal Occupation and Other Information
Craig H. Hoskins	57

Mr. Hoskins has served as our Senior Vice President and Chief Executive Officer and President of PFG Customized since January 2012. In addition, as of September 21, 2018, he assumed the responsibility of Performance Foodservice on an interim basis while the Company conducts an executive search. He served as Senior Vice President and President and Chief Operating Officer of PFG Customized from July 2011 to December

2011. Prior to that, he served as PFG’s Senior Vice President, Sales from October 2007 to July 2011 and at its predecessor. Prior to that, he served in various operating and customer facing leadership roles with our predecessor since joining in August 1990 as Marketing Manager.

A. Brent King	49

Mr. King has served as our Senior Vice President, General Counsel and Secretary since March 2016. Prior to joining the Company, he was Vice President, General Counsel and Secretary of Tredegar Corporation, a global manufacturer of plastic films and aluminum extrusions, from October 2008 to March 2016. From October 2005 until October 2008, he served as General Counsel at Hilb Rogal & Hobbs Company, a former publicly traded insurance broker now part of Willis Group Holdings. Mr. King was Vice President and Assistant Secretary for Hilb Rogal & Hobbs Company from October 2001 to October 2008. He served as Associate General Counsel for Hilb Rogal & Hobbs Company from October 2001 to October 2005. Prior to that, Mr. King was a corporate attorney with the Williams Mullen law firm from 1994 to 2001.

Carol A. O’Connell	58

Ms. O’Connell has served as our Senior Vice President and Chief Human Resources Officer since October 2011. Prior to joining the Company, she was Senior Vice President of Global Talent Management for ARAMARK from February 2008 to October 2011 and Vice President of Human Resources for ARAMARK’s Business and Industry Group from April 2007 to February 2008. Prior to that, she held various HR leadership roles at General Electric Company from March 1989 to April 2007.

Terry A. West	61

Mr. West has served as our Senior Vice President and Chief Information Officer since January 2011. Prior to joining the Company, he was with ConAgra Foods, Inc. from May 2000 to January 2011, serving as a Vice President, Information Technology from July 2006 to January 2011. Prior to that, Mr. West served in the United States Army for over 20 years.

Performance Food Group   ½  2018 Proxy Statement    19

Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2019.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance and because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted “FOR” the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the fiscal 2019 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively, “Deloitte & Touche”) for the audits of our annual consolidated financial statements for the fiscal years ended June 30, 2018 and July 1, 2017:

	2018	2017
Audit fees(1)	$1,819,000	$2,490,000
Audit-related fees(2)	44,642	147,491
Tax fees(3)	—	245,000
All other fees(4)	—	230,805
Total:	$1,863,642	$3,113,296

(1)

Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements and the reviews of financial statements and, the audit of the Company’s internal control over financial reporting. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements. The audit fees incurred during 2017 exceeded the fees during 2018 due primarily to fiscal 2017 being our first year of implementing the requirements of the Sarbanes-Oxley Act of 2002, including the audit of our internal control over financial reporting.

(2)

Includes fees billed in each of the last two fiscal years for services performed that are related to the Company’s SEC filings (including costs relating to the Company’s secondary offerings in November 2016, January 2017, February 2017, May 2017, September 2017, November 2017 and December 2017) and other research and consultation services.

(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.

(4)	Includes fees related to permissible non-audit services over internal controls.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our

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independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

Vote Your Proxy. Proposal 2.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019.

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Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. A brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable auditing standards adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Arthur B. Winkleblack, Chair

Meredith Adler

Kimberly S. Grant

Randall N. Spratt

22    Performance Food Group  ½  2018 Proxy Statement

Proposal No. 3—Non-Binding Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. The Company currently intends to hold such votes annually. The next such vote will be held at the Company’s 2019 Annual Meeting of Stockholders. While the results of the vote are non-binding and advisory in nature, the Board and the Compensation Committee intend to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 25 to 34, as well as the discussion regarding the Compensation Committee on page 16.

Vote Your Proxy. Proposal 3.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

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Report of the Compensation and Human Resources Committee

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

Submitted by the Compensation Committee of the Board of Directors:

Douglas M. Steenland, Chair

Manuel A. Fernandez

Jeffrey M. Overly

John J. Zillmer

24    Performance Food Group  ½  2018 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Section Overview

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our President and Chief Executive Officer, our Chief Financial Officers during the year, and each of our three other most highly compensated executive officers who served in such capacities at the end of our fiscal year on June 30, 2018, collectively known as the “Named Executive Officers” or “NEOs.”

Our Named Executive Officers for fiscal 2018 were:

•	George L. Holm, our President and Chief Executive Officer;

•	James D. Hope, our Executive Vice President and Chief Financial Officer;

•	Thomas G. Ondrof, our Strategic Growth Leader and former Executive Vice President and Chief Financial Officer;

•	David E. Flitman, our former Executive Vice President of the Company and President and former Chief Executive Officer of Performance Foodservice;

•	Patrick T. Hagerty, our Executive Vice President of the Company and President and Chief Executive Officer of Vistar; and

•	Carol O’Connell, our Senior Vice President and Chief Human Resources Officer.

Leadership Changes

Effective March 1, 2018, the Board of Directors appointed James D. Hope to serve as Executive Vice President and Chief Financial Officer of the Company. Mr. Hope replaced Thomas G. Ondrof, who notified us on December 14, 2017 of his intent to retire from his position as Executive Vice President and Chief Financial Officer of the Company. Mr. Ondrof’s retirement was effective March 1, 2018. Following his retirement from the position of Executive Vice President and Chief Financial Officer of the Company, Mr. Ondrof was appointed to serve as Strategic Growth Leader of the Company.

Effective September 21, 2018, Mr. Flitman resigned as our Executive Vice President and President and Chief Executive Officer of Performance Foodservice. Mr. Flitman accepted a position as Chief Executive Officer of BMC Stock Holdings, Inc., a leading construction and building supply provider.

Executive Compensation Program Objectives and Overview

Our current executive compensation program is intended to achieve two fundamental objectives: (1) attract, motivate, and retain high caliber talent; and (2) align executive compensation with achievement of our overall business goals, adherence to our core values, and stockholder interests. In structuring our current executive compensation program, we are guided by the following basic philosophies:

Competitive Compensation. Our executive compensation program should provide a fair and competitive compensation opportunity that enables us to attract and retain high caliber executive talent. Executives should be appropriately rewarded for their contributions to our successful performance.

Pay for Performance. A significant portion of each executive’s compensation should be “at risk” and tied to overall Company, business unit, and individual performance.

Alignment with Stockholder Interests. Executive compensation should be structured to include elements that link executives’ financial rewards to stockholder return.

As described in more detail below, the material elements of our executive compensation program for NEOs include base salary, cash bonus opportunities, a long-term equity incentive opportunity, and broad-based employee benefits. The NEOs may also receive severance payments and other benefits in connection with certain terminations of employment or a change in control of the Company. We believe that each element of our executive

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compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	Recognize ongoing performance of job responsibilities.
Cash Bonus Opportunity	Compensation “at risk” and tied to achievement of business goals.
Long-Term Equity Incentive Opportunity	Align compensation with the creation of stockholder value, and achievement of business goals.
Benefits and Perquisites	Attract and retain high caliber talent and to provide a basic level of protection from health, dental, life and disability risks.
Severance and other Benefits Potentially Payable Upon Certain Terminations of Employment or a Change in Control

Encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on our best interests, particularly when considering strategic alternatives.

These individual compensation elements are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities.

Say on Pay and Say on Frequency Votes. In fiscal 2018, the Compensation Committee considered the outcome of the stockholder advisory vote on fiscal 2017 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies. Our stockholders voted at our 2017 annual meeting, in a non-binding, advisory vote, on the fiscal 2017 compensation paid to our NEOs. Approximately 97% of the votes were cast in favor of the Company’s fiscal 2017 NEO compensation decisions. Based on this level of support, the Compensation Committee decided that the say on pay vote result did not necessitate any substantive changes to our compensation program.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders can vote on the frequency of say on pay voting once every six years. We expect this vote to next occur at our 2022 annual meeting. Until that time, we expect to hold an advisory, non-binding say on pay vote on an annual basis.

Compensation Determination Process

The Compensation Committee is responsible for establishing, maintaining, and administering our compensation and benefit policies and determines the compensation for our CEO and NEOs. The NEOs do not have any role in determining or recommending the form or amount of compensation paid to our NEOs. Our President and Chief Executive Officer is not a member of the Compensation Committee and does not participate in deliberations regarding his compensation.

In fiscal 2018, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to advise on executive and non-employee director compensation. FW Cook evaluated the competitiveness of our executive and director compensation programs using peer group compensation data of the following peer group companies: Applied Industrial Technologies, Inc., Aramark, The Chefs’ Warehouse, Inc., Compass Group PLC, Dean Foods Company, W.W. Grainger, Inc., MRC Global Inc., Pilgrim’s Pride Corporation, Snyder’s-Lance, Inc., SpartanNash Company, SUPERVALU Inc., Sysco Corporation, United Natural Foods, Inc., US Foods Holding Corp. and WESCO International, Inc. This peer group is composed of companies of appropriate size and similar stature in our industry. FW Cook compared total target direct compensation of our Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Information Officer against executives holding the same title and position amongst the peer group companies. Our executive officers without an exact functional position match were compared against peer group executives based upon relative pay rank.

26    Performance Food Group  ½  2018 Proxy Statement

Based on this evaluation, FW Cook recommended, and the Compensation Committee determined, to set total target direct compensation (comprised of base salary, cash bonus opportunity at target and long-term equity incentive opportunity at target) at levels that approximate the median of the peer group. As a result, the Compensation Committee determined not to change target bonus levels for any of our executive officers and not to increase the base salaries for Messrs. Holm, Hope, Ondrof, and Flitman. FW Cook recommended and the Compensation Committee approved a base salary increase for Mr. Hagerty to $450,000 and a base salary increase for Ms. O’Connell to $425,000 for fiscal 2018 as described below under “—Executive Compensation Program Elements—Base Salaries.” FW Cook recommended, and the Compensation Committee approved, target long-term equity incentive award guidelines based on a percentage of base salary for each of the NEOs as described under “—Executive Compensation Program Elements—Long-Term Equity Incentive Awards.”

FW Cook reports directly to the Chair of the Compensation Committee and performs no other work for the Company. FW Cook generally attends all meetings where the Compensation Committee evaluates the overall effectiveness of the executive compensation programs or where the Compensation Committee analyzes or approves executive compensation.

The Compensation Committee reviews the performance and independence of FW Cook on an annual basis, at which time it makes a determination as to the renewal of FW Cook’s annual engagement. Each year, the Compensation Committee considers all appropriate information relating to the independence of FW Cook and its professionals involved in the work performed for, and advice provided to, the Compensation Committee. In fiscal 2018, the Compensation Committee determined that: (i) the relationships and work of FW Cook and its professionals did not present any conflict of interest; and (ii) FW Cook and its professionals are independent for the purpose of providing advice to the Compensation Committee with respect to matters relating to the compensation of the executives and non-employee directors of the Company.

Employment Agreements

We do not typically enter into formal employment agreements with our executive officers. However, we have an employment agreement with Mr. Holm. In addition, we typically enter into offer letters with our executive officers. In connection with the commencement of their employment in 2015, 1994, 2014 and 2011, respectively, we entered into offer letters with Messrs. Flitman, Hagerty and Hope and Ms. O’Connell, setting forth their initial compensation and benefits. We entered into a letter agreement with Mr. Ondrof in connection with his retirement from the position of Executive Vice President and Chief Financial Officer of the Company in 2017. A full description of the material terms of Mr. Holm’s employment agreement, Mr. Ondrof’s letter agreement and Mr. Flitman’s offer letter are presented below in “—Narrative to Summary Compensation Table and Fiscal 2018 Grants of Plan-Based Awards.”

Executive Compensation Program Elements

Base Salaries

Base salaries are an important element of compensation because they provide the NEOs with a base level of income, which ensures a level of financial security. Generally our NEOs are eligible for an adjustment to their base salaries each year at the discretion of the Compensation Committee. Adjustments may occur earlier or later depending on performance and market competitiveness. During fiscal 2018, as a result of the evaluation described under “—Compensation Determination Process” above, the Compensation Committee determined (1) not to increase the base salaries for Messrs. Flitman and Holm, which were as follows: Mr. Flitman ($700,000) and Mr. Holm ($1,000,000), (2) to increase the base salary for Mr. Hagerty to $450,000 and (3) to increase the base salary for Ms. O’Connell to $425,000. In connection with Mr. Hope’s appointment as our Executive Vice President and Chief Financial Officer, Mr. Hope’s annual base salary was increased from $500,000 to $600,000 effective March 1, 2018. In addition, as a result of his resignation as our Executive Vice President and Chief Financial Officer and appointment as our Strategic Growth Leader, Mr. Ondrof’s annual base salary changed from $625,000 to $160,000 effective March 1, 2018.

Cash Bonus Opportunities

Annual Cash Bonus Opportunity. We maintain an annual incentive plan (the “AIP”). All of our NEOs are eligible to participate in the AIP. The primary purpose of the AIP is to focus management on key measures that drive financial performance and provide competitive bonus opportunities tied to the achievement of our financial and strategic growth objectives.

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Fiscal 2018 AIP

A target annual bonus, expressed as a percentage of base salary, is established within certain NEOs’ employment agreements, offer letters or letter agreements and may be adjusted from time to time by the Compensation Committee in connection with an NEO’s promotion, performance or based upon competitive conditions. For our NEOs at the corporate level, including Messrs. Holm, Hope and Ondrof and Ms. O’Connell, the AIP award, which is a cash bonus, is tied to our overall financial results as measured by our Adjusted EBITDA, which is defined as Adjusted EBITDA, as we define it in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, further adjusted to include a capital charge for acquisitions completed during the fiscal year. For our NEOs at the segment level, including Messrs. Flitman and Hagerty, the AIP award is tied to our overall financial results as measured by our Adjusted EBITDA, to Adjusted EBITDA for the applicable segment (excluding certain adjustments), and to the safety performance of the applicable segment, as measured by accidents per million miles and recordable case rate. We believe that tying part or all of the NEOs’ bonuses to Company-wide performance goals encourages collaboration across the executive leadership team, while tying part of the bonus of our NEOs at the segment level to Adjusted EBITDA and safety performance for their respective segments also rewards these NEOs for achievements with respect to their respective business units. We use Adjusted EBITDA as a measure of financial performance because we believe that it provides a reliable indicator of our strategic growth and the strength of our cash flow and overall financial results. We use accidents per million miles and recordable case rate as measures of safety for each segment because we believe these metrics are reliable indicators of safety performance.

Actual amounts paid to our NEOs at the corporate level under the fiscal 2018 AIP were calculated by multiplying each such NEO’s target annual bonus for 2018 (which is 100% of base salary in effect at fiscal year-end) by a payout percentage based on our actual achievement relative to our overall Adjusted EBITDA performance objective. Pursuant to their respective transitions into new roles with the Company effective March 1, 2018, actual amounts paid to Messrs. Hope and Ondrof under the fiscal 2018 AIP were prorated to reflect their respective annual base salaries prior to March 1, 2018 and their respective revised annual base salaries on and following March 1, 2018.

The payout percentage was determined by calculating our actual achievement against the overall Adjusted EBITDA performance target based on the pre-established scale set forth in the following table:

PERFORMANCE FOOD GROUP—ALL SEGMENTS

% Attainment of Performance Target	Payout Percentage
Less than 95.0%	0.0%
95.0%	25.0%
100%	100.0%
102.3% or above	133.0%

Based on the pre-established scale set forth above, no cash incentive award would have been paid to our NEOs at the corporate level unless our actual performance for fiscal 2018 was at or above 95.0% of our overall Adjusted EBITDA target. If our actual performance was 95.0% of target, they would have been entitled to 25% of their respective target bonus amounts. If our actual performance was 102.3% or more of target, they would have been entitled to 133.0% of their respective target bonus amounts. For performance percentages between these levels, the resulting payout percentage would be adjusted on a linear basis. For example, if our actual performance was between 95.0% and 100% of target Adjusted EBITDA, a $1 million increase in Adjusted EBITDA would have resulted in a 3.4% increase in the payout percentage. If actual performance was between 100% and 102.3% of target Adjusted EBITDA, a $1 million increase in Adjusted EBITDA would have resulted in a 3.3% increase in the payout percentage. In addition, an incentive payment may be adjusted downward for documented performance-related reasons. The overall Adjusted EBITDA performance target for fiscal 2018 was $438.8 million.

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For fiscal 2018, the actual overall Adjusted EBITDA resulted in a payout percentage of 42% of the target bonus amounts of our NEOs at the corporate level under the fiscal 2018 AIP. The following table illustrates the calculation of the annual cash bonus payable to each of Messrs. Holm, Hope and Ondrof and Ms. O’Connell under the fiscal 2018 AIP in light of these performance results.

Name	2018 Base Salary		Target Bonus %	Target Bonus Amount	Overall Adjusted EBITDA Payout Percentage	Actual Bonus Paid
George L. Holm	$1,000,000		100%	$1,000,000	42%	$420,000
James D. Hope	$533,516	(1)	100%	$533,516	42%	$224,077(1)
Thomas G. Ondrof	$469,148	(2)	100%	$469,148	42%	$197,042(2)
Carol A. O’Connell	$425,000		100%	$425,000	42%	$178,500

(1)	Amount shown is prorated to reflect the change to Mr. Hope’s base salary on March 1, 2018 from $500,000 to $600,000.

(2)	Amount shown is prorated to reflect the change to Mr. Ondrof’s base salary on March 1, 2018 from $625,000 to $160,000.

Actual amounts paid to Messrs. Flitman and Hagerty under the fiscal 2018 AIP were calculated by multiplying the target annual bonus for 2018 (which was 100% of base salary in effect at fiscal year-end) by a weighted achievement factor determined by the sum of (1) the applicable segment Adjusted EBITDA achievement factor (70% multiplied by the Performance Foodservice or Vistar segment Adjusted EBITDA payout percentage, as applicable), (2) the overall Adjusted EBITDA achievement factor (20% multiplied by the overall Adjusted EBITDA payout percentage) and (3) the applicable safety performance achievement factor (10% multiplied by the Performance Foodservice or Vistar safety measure payout percentage, as applicable).

The overall Adjusted EBITDA achievement factor was determined by calculating our actual achievement against the overall Adjusted EBITDA performance target based on the pre-established scale set forth in the table above. The Adjusted EBITDA achievement factor for the Performance Foodservice segment, was determined by the Performance Foodservice segment’s achievement against the Performance Foodservice Adjusted EBITDA performance target based on the pre-established scale set forth in the following table:

PERFORMANCE FOODSERVICE SEGMENT ADJUSTED EBITDA (MR. FLITMAN)

% Attainment of Performance Target	Payout Percentage
Less than 94.6%	0.0%
94.6%	25.0%
100%	100.0%

The overall Adjusted EBITDA achievement factor for the Vistar segment was determined by the Vistar segment’s achievement against the Vistar Adjusted EBITDA performance target based on the pre-established scale set forth in the following table:

VISTAR SEGMENT ADJUSTED EBITDA (MR. HAGERTY)

% Attainment of Performance Target	Payout Percentage
Less than 92.0%	0.0%
92.0%	25.0%
100%	100.0%

The safety performance achievement factor for each of the Performance Foodservice segment and the Vistar segment is based 50% on the accidents per million mile target (“AMM”) (defined as improvement of 10% or more over the prior year) and 50% on the recordable case rate target (“RCR”) (defined as improvement of 10% or more over the prior year). Each of the two safety performance metrics (AMM and RCR) is independent of the other.

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Messrs. Flitman and Hagerty would either receive the full payout with respect to the applicable safety metric if target performance was achieved, or no payment with respect to the applicable safety metric if target performance was not achieved.

Based on the pre-established scales set forth above, no cash incentive award would have been paid to our NEOs at the segment level unless, (1) in the case of Mr. Flitman, our actual performance for fiscal 2018 was at or above 95.0% of our overall Adjusted EBITDA target, actual performance by our Performance Foodservice segment was at or above 94.6% of the target Adjusted EBITDA for our Performance Foodservice segment, the AMM target at the Performance Foodservice segment was met or the RCR target at the Performance Foodservice segment was met and (2) in the case of Mr. Hagerty, our actual performance for fiscal 2018 was at or above 95.0% of our overall Adjusted EBITDA target, actual performance by our Vistar segment was at or above 92.0% of the target Adjusted EBITDA for our Vistar segment, the AMM target at the Vistar segment was met or the RCR target at the Vistar segment was met. For performance percentages between the levels set forth above, the resulting payout percentage would be adjusted on a linear basis. Under the payout scale for our Performance Foodservice segment, an increase of $265,256 of the segment’s target Adjusted EBITDA would have resulted in a 1% increase in the payout percentage. Under the payout scale for our Vistar segment, an increase of $142,835 of the segment’s target Adjusted EBITDA would have resulted in a 1% increase in the payout percentage. An incentive payment may be adjusted downward for documented performance-related reasons. For fiscal 2018, the Adjusted EBITDA performance target for our Performance Foodservice was $369.7 million, and the Adjusted EBITDA performance target for our Vistar segment was $133.9 million.

In addition, Mr. Flitman’s payout percentage with respect to the Performance Foodservice segment Adjusted EBITDA performance would have been increased as follows:

•

one percentage point increase for each percentage point increase above a minimum threshold percentage growth rate of our sales to independent customers by volume and our sales of Performance Brands by volume; and

•

two percentage points increase for each percentage point increase when sales to independent customers by volume and sales of Performance Brands by volume exceeded the minimum threshold percentage growth rates by more than 10%.

We set the performance thresholds for growth rates of our sales to independent customers by volume and sales of Performance Brands by volume at what we believe are challenging levels. In the four most recent fiscal years, the only four fiscal years in which this potential payout threshold increase was made available, the Performance Foodservice segment has met the minimum threshold levels but has not exceeded them by 10%. Since Mr. Flitman’s annual cash bonus could have been increased for each percentage point increase above the minimum threshold percentage growth rates of (1) our sales to independent customers by volume and (2) sales of Performance Brands by volume, his potential annual cash bonus is uncapped.

For fiscal 2018, the actual Adjusted EBITDA achieved for our Performance Foodservice segment resulted in an achievement factor of 0%. The Performance Foodservice segment did not achieve the AMM target and did not achieve the RCR target, resulting in a Performance Foodservice safety performance payout percentage of 0% and a weighted achievement factor of 8.4% when combined with the overall Adjusted EBITDA payout percentage of 42% and the Performance Foodservice Adjusted EBITDA payout percentage of 0%.

For fiscal 2018, the actual Adjusted EBITDA achieved for our Vistar segment resulted in an achievement factor of 95%. The Vistar segment achieved the AMM target and achieved the RCR target, resulting in a Vistar segment safety performance payout percentage of 100% and a weighted achievement factor of 84.9% when combined with the overall Adjusted EBITDA payout percentage of 42% and the Vistar Adjusted EBITDA payout percentage of 95%.

The following table illustrates the calculation of the annual cash incentive awards payable to Messrs. Flitman and Hagerty under the fiscal 2018 AIP in light of these performance results.

Name	2018 Base Salary	Target Bonus %	Target Bonus Amount	Segment Safety Performance Payout Percentage	Segment Adjusted EBITDA Payout Percentage	Overall Adjusted EBITDA Payout Percentage	Weighted Achievement Factor	Actual Bonus Paid

David E. Flitman	$700,000	100%	$700,000	0%	0%	42%	8.4%	$58,800

Patrick T. Hagerty	$450,000	100%	$450,000	100%	95%	42%	84.9%	$382,050

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Sign-on Bonuses

From time to time, the Compensation Committee may award sign-on bonuses in connection with the commencement of an NEO’s employment with us. Sign-on bonuses are used only when necessary to attract highly skilled officers to the Company. Generally, they are used to provide an incentive to candidates to leave their current employers or may be used to offset the loss of unvested compensation that they may forfeit as a result of leaving their current employers. Sign-on bonuses are typically subject to a clawback obligation if the officer voluntarily terminates his or her employment with us within twelve months of the employment commencement date.

In addition, pursuant to the terms of his offer letter, in February 2015, Mr. Flitman received a restricted cash award of $1,500,000 in consideration for amounts he would have otherwise been entitled to receive from his former employer. This restricted cash award vested in three equal installments on the first three anniversaries of his commencement of employment, and is payable on January 19, 2019, the fourth anniversary of Mr. Flitman’s commencement of employment. Additional information regarding this restricted cash award is described under “Potential Payments Upon Termination or Change in Control” below.

Long-Term Equity Incentive Awards

We believe that the NEOs’ long-term compensation should be directly linked to the value we deliver to our stockholders. Equity awards to the NEOs are designed to provide long-term incentive opportunities over a period of several years.

Since our initial public offering in October 2015 (the “IPO”), we have made annual grants under our 2015 Omnibus Incentive Plan that provide a mix of performance shares, time-based stock options and time-based restricted stock. This long-term equity incentive program is informed by the peer group and broader public company practice and is consistent with our compensation objective of providing a long-term equity incentive opportunity that aligns compensation with the creation of stockholder value and achievement of business goals. In addition, based on a review of peer group data, the Compensation Committee has approved target long-term equity incentive award guidelines based on a percentage of base salary for each of the NEOs as follows: Mr. Holm, 370% of base salary; Messrs. Hope, Ondrof and Flitman, 160% of base salary; and Mr. Hagerty and Ms. O’Connell, 130% of base salary. Actual long-term equity incentive-awards may differ from the target percentages based upon discretionary performance factors as determined by the Compensation Committee.

2018 Long-Term Equity Incentive Grants

On September 21, 2017, in connection with our annual compensation review, the Compensation Committee approved annual long-term equity incentive grants to our NEOs. We granted awards of performance shares, time-based stock options and shares of time-based restricted stock to each of Messrs. Holm, Hope, Ondrof, Flitman and Hagerty, and Ms. O’Connell under our 2015 Omnibus Incentive Plan.

The following table sets forth the total grant value of these long-term equity incentive grants for each of Messrs. Holm, Hope, Ondrof, Flitman, and Hagerty and Ms. O’Connell, which were translated into a number of performance shares, stock options, and shares of restricted stock by taking such dollar amount and dividing it by the per share “fair value” that will be used for reporting the compensation expense associated with the grant under applicable accounting guidance, which “fair value” was based in part on the per share closing price of our common stock on the NYSE on the date of grant.

Name	Total Grant Value	Performance Shares	Restricted Stock	Stock Options
George L. Holm	$3,700,000	44,606	42,825	120,679
James D. Hope	$800,000	9,645	9,260	26,093
Thomas G. Ondrof	$1,000,000	12,056	11,575	32,616
David E. Flitman	$1,120,000	13,503	12,963	36,530
Patrick H. Hagerty	$585,000	7,053	6,771	19,081
Carol A. O’Connell	$552,500	6,661	6,395	18,021

Subject to the recipient’s continued service with the Company through each applicable vesting date, one fourth of the shares subject to stock options and one fourth of the shares of time-based restricted stock will vest on each

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anniversary of the date of grant. Mr. Flitman will have one fourth of his shares subject to stock options and one fourth of the shares of time-based restricted stock vest, and as of his departure date (September 21, 2018) will forfeit the remaining three fourths of each award and he will forfeit all of his unvested performance shares. The performance shares will vest on the date the Compensation Committee certifies the Company’s performance, subject to the recipient’s continued service to the Company through the end of the performance period (which began on July 2, 2017 and ends on June 27, 2020), if the applicable performance goals, which are based on return on invested capital and relative total shareholder return, are attained. See “Narrative to Summary Compensation Table and Fiscal 2018 Grants of Plan-Based Awards—Description of Fiscal 2018 Equity-Based Awards—Awards Granted Under the 2015 Omnibus Incentive Plan” for a more detailed description of the material terms of these awards and a description of the potential vesting of these awards that may occur in connection with certain terminations of employment.

Benefits and Perquisites

We provide to all our employees, including our NEOs, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits include:

•	a 401(k) savings plan (the “401(k) plan”);

•	medical, dental, vision, life, and accident insurance, disability coverage, dependent care and healthcare flexible spending accounts; and

•	employee assistance program benefits.

We maintain the 401(k) plan, a qualified contributory retirement plan, that is intended to qualify as a profit sharing plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Eligible employees, including our NEOs, may contribute up to 50% of their eligible compensation, subject to statutory limits imposed by the Code. We are also permitted to make profit sharing contributions and matching contributions, and currently provide for matching contributions equal to 100% of employee contributions up to 3.5% of eligible compensation. Our contributions to the plan are made subject to certain minimum requirements specified in the plan. All matching contributions by us become vested on the four-year anniversary of the participant’s hire date. As of January 1, 2009, the 401(k) plan merged with the Self-Directed Tax Advantaged Retirement (STAR) Plan of PFGC, Inc. Employees employed on or before December 31, 2008 are also eligible for an annual contribution based on the employee’s salary and years of service (a “STAR Contribution”). Mr. Holm and Mr. Hagerty are the only NEOs eligible to receive the additional STAR Contributions.

In addition, at no cost to the employee, we provide an amount of basic life and accident insurance coverage valued at one times annual salary up to a maximum of $1 million combined benefit.

We also provide our NEOs with limited perquisites and personal benefits that are not generally available to all employees, such as an annual auto allowance, eligibility to participate in our executive health programs, reimbursement of relocation expenses and temporary housing allowances. We provide these limited perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. The benefits and perquisites not generally available to all employees provided to our NEOs in fiscal 2018 are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote in accordance with SEC rules.

Severance and Other Benefits

We believe that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive market for executive talent, we believe severance payments and other termination benefits are an effective way to offer executives financial security to offset the risk of foregoing an opportunity with another company. Consistent with our objective of using severance payments and benefits to attract and retain executives, our Senior Management Severance Plan (the “Severance Plan”) provides our executives with severance benefits that we believe will permit us to attract and/or continue to employ high caliber talent.

Each of our NEOs, other than Mr. Holm, Mr. Flitman and Mr. Ondrof, is eligible for the Severance Plan benefits under the terms of the Severance Plan, as modified by the severance letter agreements we have entered into with Messrs. Hope and Hagerty and Ms. O’Connell (the “Severance Letter Agreements”). Mr. Holm is eligible for

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severance benefits under the terms of his employment agreement. Mr. Ondrof is no longer eligible to participate in the Severance Plan under the terms of his letter agreement. Likewise, as a result of Mr. Flitman’s resignation effective September 21, 2018, Mr. Flitman is not eligible to participate in the Severance Plan. See “Potential Payments Upon Termination or Change in Control” for descriptions of these arrangements.

Hedging and Pledging Policies

The Company’s Insider Trading Policy requires directors and executive officers to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. The Company’s Insider Trading Policy prohibits directors and executive officers from hedging or monetization transactions, including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Insider Trading Policy limits the pledging of Company securities to those limited situations approved by the Company’s General Counsel.

Stock Ownership Guidelines

Executive Officers

To align the interests of our management with those of our stockholders, the Board of Directors concluded that certain of our executive officers (the “Covered Executives”) should have a significant financial stake in the Company’s stock. To further that goal, we have implemented stock ownership guidelines (the “Guidelines”). The Covered Executives are required to hold a specific level of equity ownership as outlined below:

Executives. The Guidelines will apply to the Covered Executives in the following Tiers:

Tier One	Chief Executive Officer

Tier Two	Chief Financial Officer

Tier Three	All other Senior Executives (direct reports of the Chief Executive Officer)

Covered Executives’ Stock Ownership Multiples. The stock ownership levels under the Guidelines, expressed as a multiple of the Covered Executive’s base annual salary rate as of January 1st of the year, are as follows:

Tier One	6 times base annual salary rate

Tier Two	3 times base annual salary rate

Tier Three	1 times base annual salary rate

Retention Requirement. There is no required time period within which a Covered Executive must attain the applicable stock ownership level under the Guidelines. However, until the applicable ownership level is achieved, the following retention requirements will apply.

Tier One	100% of shares

Tier Two	50% of shares

Tier Three	50% of shares

The shares counted toward these ownership requirements include shares of common stock owned directly by the Covered Executive and outstanding restricted stock and restricted stock units.

These ownership requirements are set at levels that the Company believes are reasonable given the Covered Executive’s respective salaries and responsibility levels. In addition, FW Cook has reviewed our Guidelines and confirmed that they are consistent with the corresponding practices of our peer group.

As of September 24, 2018, each of the Named Executive Officers has met the applicable ownership level.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally prohibits public companies from taking a tax deduction for compensation paid in excess of $1,000,000 to certain executive officers. Prior to its amendment as implemented by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), Section 162(m) of the Code provided an exception from the compensation deduction limitations for compensation that was considered “qualified performance-based compensation” under the applicable regulations. The regulations under Section 162(m) of the Code provide that a company that becomes

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public in connection with an initial public offering is exempt from applying the compensation deduction limitations for a specified period of time following its initial public offering (the “IPO Transition Period”). The Tax Act’s amendment of Section 162(m) of the Code, among other things, eliminated the exception to the compensation deduction limitations for “qualified performance-based compensation,” other than in limited circumstances. The IPO Transition Period was not impacted by the Tax Act’s amendments to Section 162(m) of the Code. This IPO Transition Period may extend until the first annual stockholders meeting that occurs after the end of the third calendar year following the calendar year in which our IPO occurred, unless the transition period is terminated earlier under the Section 162(m) of the Code post-offering transition rules.

While the 2007 Management Option Plan and the 2015 Omnibus Incentive Plan currently include certain provisions that had been intended to allow the Compensation Committee, following the expiration of the IPO Transition Period, to grant awards that could be considered “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the Tax Act’s amendments to Section 162(m) of the Code have made these provisions inapplicable for such purposes. Accordingly, following the expiration of the IPO Transition Period, any performance equity awards granted to employees covered by Section 162(m) of the Code, as amended, will be subject to the compensation deduction limitations set forth in Section 162(m) of the Code.

Although the Compensation Committee considers tax deductibility in making compensation program decisions, the Compensation Committee’s primary consideration is whether the compensation program aligns the interests of our executives with those of the Company and our stockholders.

34    Performance Food Group  ½  2018 Proxy Statement

Tabular Executive Compensation Disclosure

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
George L. Holm President and Chief Executive Officer	2018 2017 2016	1,000,000 1,000,000 1,038,462	— — —	2,466,716 3,081,603 2,284,191	1,233,339 1,787,947 6,231,181	420,000 660,000 1,035,000	40,231 37,040 89,282	5,160,286 6,566,590 10,678,116
James D. Hope Executive Vice President and Chief Financial Officer	2018 2017 2016	533,516 500,000 465,385	— — 200,000	533,371 660,347 489,440	266,670 383,136 324,977	224,077 330,000 517,500	29,234 24,614 36,084	1,586,868 1,898,097 2,033,386
Thomas G. Ondrof Strategic Growth Leader and Former Executive Vice President and Chief Financial Officer	2018 2017	469,148 471,154	— 159,014	666,708 471,147	333,336 235,577	197,042 310,962	31,751 68,626	1,697,985 1,716,480
David E. Flitman(7) Former Executive Vice President of the Company and Former President and Chief Executive Officer, Performance Foodservice	2018 2017 2016	700,000 700,000 726,923	500,000 500,000 500,000	746,691 — 5,100,550	373,337 — —	58,800 592,200 685,125	16,950 13,548 26,667	2,395,778 1,805,748 7,039,265
Patrick T. Hagerty Executive Vice President of the Company and President and Chief Executive Officer, Vistar	2018 2017 2016	436,538 380,000 381,356	— — —	390,019 434,957 322,375	195,008 252,363 966,855	382,050 188,480 332,025	51,079 42,831 46,605	1,454,694 1,298,631 2,049,216
Carol O’Connell Senior Vice President and Chief Human Resources Officer	2018 2017 2016	417,308 385,000 386,615	— — —	368,352 440,604 326,950	184,175 255,624 511,193	178,500 254,100 398,475	32,541 29,514 54,423	1,180,876 1,364,842 1,677,656

(1)

In connection with their respective transition into new roles effective March 1, 2018, the base salaries for Messrs. Hope and Ondrof changed as follows: Mr. Hope, from $500,000 to $600,000; and Mr. Ondrof, from $625,000 to $160,000. In addition, based on the recommendation of FW Cook as a result of an analysis of an updated peer group, we increased Mr. Hagerty’s base salary from $380,000 to $450,000 and increased Ms. O’Connell’s base salary from $385,000 to $425,000, effective September 17, 2017.

(2)

Amounts shown in this column for fiscal 2018 represent: for Mr. Flitman, the portion of the restricted cash award earned in 2018 pursuant to Mr. Flitman’s offer letter, which is payable on the fourth anniversary of the commencement of his employment and is described in further detail under “Compensation Discussion and Analysis—Executive Compensation Program Elements—Cash Bonus Opportunities—Sign-on Bonuses” above.

(3)

Amounts shown in this column include the grant date fair value, calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and using the assumptions discussed in Note 18, “Stock-based Compensation,” of the audited financial statements in our Annual Report, of the performance shares and restricted stock received in fiscal 2018, as described under “Compensation Discussion and Analysis—Long-Term Equity Awards—2018 Long-Term Equity Incentive Grants.”

With respect to the performance shares in the Fiscal 2018 Grants, 50% vest according to ROIC (as defined below) and 50% vest according to Relative TSR (as defined below). The grant date fair value of the shares that vest according to ROIC was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the ROIC awards would be: Mr. Holm—$963,490; Mr. Hope $208,310; Mr. Ondrof—$260,410; Mr. Flitman—$291,643; Mr. Hagerty—$152,323; and Ms. O’Connell—$143,856.

As the shares that vest according to Relative TSR are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.

(4)

Amounts shown in this column for fiscal 2018 include the grant date fair value, calculated in accordance with FASB ASC Topic 718 and using the assumptions discussed in Note 18, “Stock-based Compensation,” of the audited financial statements in the 2018 10-K, of the options received in the Fiscal 2018 Grants, as described under “Compensation Discussion and Analysis—Long-Term Equity Awards—2018 Long-Term Equity Incentive Grants.”

(5)	Amounts shown in this column reflect amounts earned under our AIP. Amounts shown for Messrs. Hope and Ondrof were prorated to reflect their respective changes in base salary as of March 1, 2018.

(6)

Amounts reported under All Other Compensation for fiscal 2018 include contributions to our 401(k) plan on behalf of our NEOs, including annual STAR Contributions under our 401(k) plan, as follows: Mr. Holm, annual STAR Contribution of $10,800; Mr. Hope, matching

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contribution of $6,092; Mr. Ondrof, matching contribution of $3,230; Mr. Flitman, matching contribution of $9,625; Mr. Hagerty, matching contribution of $10,675 and annual STAR Contributions of $13,500; and Ms. O’Connell, matching contribution of $10,150. Amounts reported for each NEO also include annual auto allowances (except as to Mr. Flitman who receives no auto allowance), fees for participation in our executive health programs, gifts (and tax reimbursement related to gifts), as well as amounts with respect to the payment of life insurance premiums as follows: $1,242 for Mr. Holm, $668 for Mr. Hope, $560 for Mr. Ondrof, $869 for Mr. Flitman, $540 for Mr. Hagerty, and $517 for Ms. O’Connell.

(7)	Mr. Flitman resigned as Executive Vice President of the Company and President and Chief Executive Officer of Performance Foodservice effective September 21, 2018.

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Fiscal 2018 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to our NEOs during fiscal 2018.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (3)(#)	All Other Option Awards: Number of Securities Underlying Options (4)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)($)
George L. Holm		2018 AIP	250,000	1,000,000	1,330,000
	9/21/2017	Performance Shares				5,576	44,606	66,909				1,233,356
	9/21/2017	Restricted Stock							42,825			1,233,360
	9/21/2017	Options								120,679	28.80	1,233,339
James D. Hope		2018 AIP	133,379	533,516	709,576
	9/21/2017	Performance Shares				1,206	9,645	14,468				266,684
	9/21/2017	Restricted Stock							9,260			266,688
	9/21/2017	Options								26,093	28.80	266,670
Thomas G. Ondrof		2018 AIP	117,287	469,148	623,967
	9/21/2017	Performance Shares				1,507	12,056	18,084				333,348
	9/21/2017	Restricted Stock							11,575			333,360
	9/21/2017	Options								32,616	28.80	333,336
David E. Flitman		2018 AIP	35,000	700,000
	9/21/2017	Performance Shares				1,688	13,503	20,255				373,358
	9/21/2017	Restricted Stock							12,963			373,334
	9/21/2017	Options								36,530	28.80	373,337
Patrick T. Hagerty		2018 AIP	22,500	450,000	479,700
	9/21/2017	Performance Shares				882	7,053	10,580				195,015
	9/21/2017	Restricted Stock							6,771			195,005
	9/21/2017	Options								19,081	28.80	195,008
Carol A. O’Connell		2018 AIP	106,250	425,000	565,250
	9/21/2017	Performance Shares				833	6,661	9,992				184,177
	9/21/2017	Restricted Stock							6,395			184,176
	9/21/2017	Options								18,021	28.80	184,175

(1)

Amounts represent awards payable under our AIP. See “Compensation Discussion and Analysis—Executive Compensation Program Elements—Cash Bonus Opportunities—Annual Cash Bonus Opportunity” above for a description of our AIP. Because Mr. Flitman’s annual cash bonus may be increased for each percentage point increase above the minimum threshold percentage growth rates of (1) our sales to independent customers by volume and (2) sales of Performance Brands by volume, his potential annual cash bonus under our AIP is uncapped. Amounts shown for Messrs. Hope and Ondrof are prorated to reflect their respective changes in base salary as of March 1, 2018. Actual amounts paid under our fiscal 2018 AIP are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Reflects the number of shares that will vest for the applicable level of performance under the performance share portion of the fiscal 2018 grants made pursuant to the 2015 Omnibus Incentive Plan, the terms of which are summarized under “Narrative to Summary Compensation Table and Fiscal 2018 Grants of Plan-Based Awards—Description of Fiscal 2018 Equity-Based Awards—Awards Granted Under the 2015 Omnibus Incentive Plan.”

(3)

Reflects the time-based restricted stock portion of the fiscal 2018 grants made pursuant to the 2015 Omnibus Incentive Plan, the terms of which are summarized under “Narrative to Summary Compensation Table and Fiscal 2018 Grants of Plan-Based Awards—Description of Fiscal 2018 Equity-Based Awards—Awards Granted Under the 2015 Omnibus Incentive Plan.”

(4)

Reflects the stock option portion of the fiscal 2018 grants made pursuant to the 2015 Omnibus Incentive Plan, the terms of which are summarized under “Narrative to Summary Compensation Table and Fiscal 2018 Grants of Plan-Based Awards—Description of Fiscal 2018 Equity-Based Awards—Awards Granted Under the 2015 Omnibus Incentive Plan.”

(5)	Represents the grant date fair value of the performance share portion, the time-based restricted stock portion and the stock option portion of the fiscal 2018 grants.

The grant date fair value of the performance shares that vest according to ROIC was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date and was determined to be for each of Messrs. Holm,

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Hope, Ondrof, Flitman and Hagerty and Ms. O’Connell, $642,326, $138,874, $173,606, $194,429, $101,549 and $95,904, respectively. The grant date fair value of the performance shares that vest based on Relative TSR was determined to be for each of Messrs. Holm, Hope, Ondrof, Flitman and Hagerty and Ms. O’Connell, $591,030, $127,810, $159,742, $178,928, $93,466 and $88,272, respectively.

Narrative to Summary Compensation Table and Fiscal 2018 Grants of Plan-Based Awards

This section describes the employment agreement in effect for Mr. Holm during fiscal 2018, the letter agreement entered into with Mr. Ondrof in fiscal 2018 and the offer letter we entered into with Mr. Flitman in fiscal 2015. In addition, the terms with respect to the fiscal 2018 equity grants are described below for our NEOs in the section entitled “Description of Fiscal 2018 Equity-Based Awards.” Severance agreements and arrangements are described below in the section entitled “Potential Payments upon Termination or Change in Control.”

Summary of Employment Agreement of Mr. Holm

Mr. Holm’s employment agreement, dated as of September 6, 2002, as amended effective January 2003, provides that he serves as President and Chief Executive Officer, for an initial term of three years that automatically extends for successive automatic one-year periods, unless we or Mr. Holm elect not to extend the term by providing 30 days’ advance notice.

Mr. Holm’s employment agreement establishes: (1) an initial base salary, subject to discretionary annual increases; (2) eligibility to receive an annual bonus, with a target amount equal to 100% of his base salary if performance targets set by the Compensation Committee are achieved, which he may elect to receive as shares of our common stock; and (3) a requirement that he purchase $2 million of our common stock. Mr. Holm is also entitled to participate in all employee benefit and fringe plans made available to our employees generally.

Mr. Holm’s employment agreement also contains restrictive covenants, including an indefinite covenant not to disclose confidential information and not to disparage us, and, during Mr. Holm’s employment and for the one-year period following the termination of his employment, covenants related to non-competition and non-solicitation of our employees, customers, or suppliers.

Mr. Holm’s employment agreement also provides for severance benefits following certain terminations of employment. See “Potential Payments Upon Termination or Change in Control” for a description of these provisions.

Summary of Letter Agreement with Mr. Ondrof

In connection with his appointment as Strategic Growth Leader of the Company, we entered into a letter agreement with Mr. Ondrof, dated December 14, 2017 (the “Ondrof Letter Agreement”). Pursuant to the Ondrof Letter Agreement, Mr. Ondrof was appointed as Strategic Growth Leader of the Company beginning on March 1, 2018. The Ondrof Letter Agreement provides for an initial base salary of $160,000 and eligibility to receive an annual cash bonus in fiscal 2018 prorated to reflect his annual base salary prior to March 1, 2018 and his revised annual base salary on and following March 1, 2018. Mr. Ondrof’s outstanding equity awards granted under the 2015 Omnibus Incentive Plan will remain subject to the terms and conditions therein. Following March 1, 2018, the Company is under no obligation to make future equity-based grants to Mr. Ondrof under the 2015 Omnibus Incentive Plan.

Mr. Ondrof is eligible to participate in all employee health and welfare plans offered by the Company commensurate with his position, as well as the Company’s 401(k) plan. However, except as required by law, he is not eligible for any paid time off or to participate in any of the Company’s severance plans, including the Severance Plan. In addition, as of March 1, 2018, Mr. Ondrof is no longer eligible for a car allowance.

The Ondrof Letter Agreement contains restrictive covenants, including an indefinite covenant not to disclose confidential information, not to disparage the Company, and during Mr. Ondrof’s employment and for the one year period following the termination of his employment, covenants related to non-competition and non-solicitation of the Company’s employees, customers or suppliers.

Summary of Offer Letter of Mr. Flitman

Mr. Flitman resigned as Executive Vice President of the Company and President and Chief Executive Officer of Performance Foodservice effective September 21, 2018. Mr. Flitman’s offer letter, dated December 11, 2014,

38    Performance Food Group  ½  2018 Proxy Statement

provided that he was to serve as Chief Executive Officer of Performance Foodservice on an at-will basis. Mr. Flitman’s offer letter provided for: (1) an initial base salary of $700,000; (2) eligibility to receive an annual cash bonus starting in fiscal 2017, with a target amount equal to 100% of his base salary, and a maximum equal to 133% of his base salary, the receipt of which was based on the achievement of performance targets; (3) a sign-on bonus of $600,000, which Mr. Flitman would have had to repay in full if his employment was terminated by the Company for cause, voluntarily by Mr. Flitman other than for good reason or due to disability, prior to the first anniversary of his start date; (4) a “Buyout Award” consisting of the restricted cash award described above under “Compensation Discussion and Analysis—Cash Bonus Opportunities—Sign-on Bonuses” and the Buyout RSUs described below; and (5) the Equity Award described below. Mr. Flitman’s Buyout Award and Equity Award were granted pursuant to the 2015 Omnibus Incentive Plan, and are subject to the terms and conditions therein. See “Potential Payments Upon Termination or Change in Control” for the vesting conditions applicable to Mr. Flitman’s Buyout Award in the event of a change in control or certain terminations of employment.

In connection with his commencement of employment, and pursuant to the terms of his offer letter, Mr. Flitman was entitled to receive two equity awards, one buyout award in an amount of 89,483 restricted stock units (“RSUs”) (plus any dividend equivalent units to which Mr. Flitman was entitled in connection with these RSUs) in consideration for amounts he would have otherwise been entitled to receive from his former employer (the “Buyout RSUs”) and another grant in an amount of 178,967 RSUs (plus any dividend equivalent units to which Mr. Flitman was entitled in connection with these RSUs) as part his fiscal 2015 compensation package (the “Equity Award”). Each of these awards was granted in July 2015 under our 2015 Omnibus Incentive Plan.

The Buyout RSUs vested in three substantially equal installments on each of the first three anniversaries of his start date and will be settled on January 19, 2019, which is the fourth anniversary of his start date.

The Equity Award vested and was settled on May 18, 2017, when the following conditions were met: (1) 50% of the Equity Award vested and settled when Blackstone and its affiliated investment funds received cash proceeds in respect of its direct or indirect equity investment in us that represented at least (a) 2.0 times its aggregate investment in the Company’s equity securities and (b) a 12% annual internal rate of return; and (2) 50% of the Equity Award vested and settled when Blackstone and its affiliated investment funds received cash proceeds in respect of its direct or indirect equity investment in us that represented at least (x) 2.5 times its aggregate investment in the Company’s equity securities and (y) a 12% annual internal rate of return.

Prior to his resignation, Mr. Flitman was eligible to participate in all employee health and wellness plans offered by the Company commensurate with his position, as well as the Company’s 401(k) plan. Mr. Flitman was also eligible for reimbursement of relocation expenses and received reimbursement by the Company of $10,000 in connection with fees incurred to negotiate and prepare the terms of his offer letter.

Mr. Flitman’s offer letter also contains restrictive covenants, including an indefinite covenant not to disclose confidential information, not to disparage us, and during Mr. Flitman’s employment and for the one year period following the termination of his employment, covenants related to non-competition and non-solicitation of our employees, customers, or suppliers.

Mr. Flitman’s offer letter also provided for severance benefits following certain terminations of employment. See “Potential Payments Upon Termination or Change in Control” for a description of these provisions.

Description of Fiscal 2018 Equity-Based Awards

Awards Granted Under the 2015 Omnibus Incentive Plan

Options. Stock options granted under the 2015 Omnibus Incentive Plan vest ratably over four years generally from the date of grant. One fourth of the stock options granted to our NEOs in fiscal 2018 under the 2015 Omnibus Incentive Plan vest or vested, as applicable, on each of September 21, 2018, September 21, 2019, September 21, 2020 and September 21, 2021.

Time-Vesting Restricted Stock. Shares of time-vesting restricted stock granted under the 2015 Omnibus Incentive Plan vest ratably over four years generally from the date of grant. One fourth of the shares of time-vesting restricted stock granted to our NEOs in fiscal 2018 under the 2015 Omnibus Incentive Plan vest or vested, as applicable, on each of September 21, 2018, September 21, 2019, September 21, 2020 and September 21, 2021.

Performance Shares. The performance period for the performance shares granted in fiscal 2018 began on July 2, 2017 and ends on June 27, 2020. The performance shares granted in fiscal 2018 under the 2015 Omnibus Incentive Plan will vest on the date the Compensation Committee certifies the achievement of the applicable performance

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targets, subject to the recipient’s continued service with the Company through the end of the performance periods, based on the extent to which the applicable performance goals, which are based on return on invested capital (as defined below, “ROIC”) and relative total shareholder return (as defined below, “Relative TSR”), are attained. The Compensation Committee determined that the number of shares that vest under these grants will be based on performance weighted 50% on ROIC and 50% on Relative TSR, in each case over the performance periods. The Compensation Committee believes that the performance goals described below for the performance shares are reasonably attainable, yet provide an appropriate incentive to maximize our performance and shareholder value. The Compensation Committee believes that achievement of maximum performance against the goals would require exceptional corporate performance over the performance period.

ROIC. 50% of the performance shares will vest at the end of the performance period based upon the achievement of ROIC (calculated as provided in the Restricted Stock Agreement applicable to performance-based vesting awards) targets by the Company during the performance period. Accordingly, the total number of shares of restricted stock that will vest based on the achievement of ROIC performance levels is equal to the product of (i) 50% multiplied by (ii) the recipient’s target number of performance shares multiplied by (iii) the ROIC payout percentage, which can range from 0% to 150%.

Relative TSR. 50% of the performance shares will vest based upon the achievement of Relative TSR targets by the Company over the performance period. The Company’s total shareholder return is calculated as (i) (A) the average closing price of a share of common stock of the Company over the 10 trading day period ending on (and including) the last date of the performance period (assuming dividends are reinvested) minus (B) the price of a share of our common stock at the beginning of the performance period ($27.40) (the “Beginning Share Price”) divided by (ii) the Beginning Share Price. Relative TSR is expressed as a relative percentile ranking of the Company among the total shareholder return of companies in the S&P MidCap 400 Index over the performance period. The total number of shares of restricted stock that will vest based on the achievement of Relative TSR performance levels is equal to the product of (i) 50% multiplied by (ii) the recipient’s target number of performance shares multiplied by (iii) the Relative TSR payout percentage, which can range from 0% to 150%.

Treatment of Awards in Connection with a Change in Control or Qualifying Termination. Immediately prior to a “change in control,” any outstanding and unvested stock options and time-based restricted stock will become fully vested to the extent the acquiring or successor entity does not assume, continue or substitute for the stock options and time-based restricted stock. If the recipient’s employment is terminated by us without cause or the recipient resigns with good reason within 18 months following a “change in control,” any outstanding and unvested stock options and time-based restricted stock will become fully vested (to the extent the acquiring or successor entity assumes, continues or substitutes for the stock options and time-based restricted stock). On a “change in control,” any outstanding and unvested performance shares will be converted to time-based restricted stock that will vest on the third anniversary of the date of grant (“Converted Awards”). Such conversion will be based on the target award opportunity if the “change in control” occurs prior to the 18-month anniversary of the start of the performance period or after the 18-month anniversary of the start of the performance period if the actual performance is not measurable on the date of the “change in control”; otherwise, the conversion will be based on the actual performance at the time of the “change in control.” Vesting of the Converted Awards will be accelerated if the acquiring or successor entity does not assume, continue or substitute for the Converted Awards or if the recipient’s employment is terminated by us without cause or the recipient resigns with good reason within 18 months following a “change in control” (to the extent the acquiring or successor entity assumes, continues or substitutes for the stock options and restricted stock).

Any outstanding and unvested stock options and time-based restricted stock will become fully vested in the event of the recipient’s termination of employment by the recipient due to death or disability. Any outstanding and unvested performance shares will pay out pro-rata based on actual performance at the end of the performance period in the event of the recipient’s termination of employment by the recipient due to death or disability. Upon any other termination of employment, all unvested stock options, time-based restricted stock and performance shares will be forfeited.

40    Performance Food Group  ½  2018 Proxy Statement

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards made to our NEOs as of June 30, 2018.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
George L. Holm	12/11/2008	224,702	—		7.67	12/11/2018
	9/30/2015	288,219	30,702		19.00	9/30/2025
	9/30/2015						—		—	85,964	(5)	3,154,890
	9/30/2015						30,702		1,126,763	—		—
	8/9/2016	48,532	145,599		26.57	8/9/2026
	8/9/2016						—		—	68,613	(6)	2,518,097
	8/9/2016						54,054		1,983,782
	9/21/2017	—	120,679		28.80	9/21/2027
	9/21/2017						—		—	66,909	(7)	2,455,560
	9/21/2017						42,825		1,571,678	—		—
James D. Hope	3/12/2015	14,550	9,700		16.76	3/12/2025
	9/30/2015	32,250	23,695		19.00	9/30/2025
	9/30/2015						—		—	18,420	(5)	676,010
	9/30/2015						8,863		325,272	—		—
	8/9/2016	10,400	31,200		26.57	8/9/2026
	8/9/2016						—		—	14,702	(6)	539,545
	8/9/2016						11,584		425,133	—		—
	9/21/2017	—	26,093		28.80	9/21/2027
	9/21/2017						—		—	14,468	(7)	530,957
	9/21/2017						9,260		339,842	—		—
Thomas G. Ondrof	12/2/2016	7,790	23,371		20.80	12/2/2026
	12/2/2016						—		—	17,694	(6)	649,370
	12/2/2016						8,495		311,767
	9/21/2017	—	32,616		28.80	9/21/2027
	9/21/2017						—		—	18,084	(7)	663,683
	9/21/2017						11,575		424,803	—		—
David E. Flitman	9/21/2017	—	36,530	(8)	28.80	9/21/2027
	9/21/2017						—		—	20,255	(7)	743,340
	9/21/2017						12,963	(9)	475,742	—		—
Patrick T. Hagerty	12/11/2008	8,083	—		7.67	12/11/2018
	9/30/2015	32,601	4,333		19.00	9/30/2025
	9/30/2015						—		—	12,132	(5)	445,259
	9/30/2015						4,333		159,021	—		—
	8/9/2016	6,850	20,551		26.57	8/9/2026
	8/9/2016						—		—	9,684	(6)	355,403
	8/9/2016						7,630		280,021	—		—
	9/21/2017	—	19,081		28.80	9/21/2027
	9/21/2017						—		—	10,580	(7)	388,268
	9/21/2017						6,771		248,496	—		—
Carol A. O’Connell	9/30/2015	—	4,395		19.00	9/30/2025
	9/30/2015						—		—	12,305	(5)	451,582
	9/30/2015						4,395		161,297	—		—
	8/9/2016	—	20,817		26.57	8/9/2026
	8/9/2016						—		—	9,812	(6)	360,082
	8/9/2016						7,728		283,618	—		—
	9/21/2017	—	18,021		28.80	9/21/2027
	9/21/2017						—		—	9,992	(7)	366,688
	9/21/2017						6,395		234,697	—		—

Performance Food Group   ½  2018 Proxy Statement    41

(1)

Represents fully-vested time-vesting and time and performance-vesting options. Options in this column granted on December 11, 2008 and March 12, 2015 represent time-vesting options granted pursuant to the 2007 Management Option Plan. Options in this column granted on September 30, 2015 represent time and performance-vesting options granted pursuant to the 2007 Management Option Plan and time-vesting options granted pursuant to the 2015 Omnibus Incentive Plan. Options in this column granted on December 2, 2016 and August 9, 2016 represent time-vesting options granted pursuant to the 2015 Omnibus Incentive Plan.

(2)

Represents unvested time-vesting options. Options in this column granted on September 30, 2015, August 9, 2016, December 2, 2016 and September 21, 2017 were granted pursuant to the 2015 Omnibus Incentive Plan and vest in four equal annual installments on each of the first four anniversaries of the applicable date of grant. Options in this column granted on March 12, 2015 to Mr. Hope were granted pursuant to the 2007 Management Option Plan and vest in five equal annual installments on each of the first five anniversaries of September 3, 2014. For Mr. Hope there are 17,116 options granted on September 30, 2015 pursuant to the 2007 Management Option Plan that have met their performance-vesting requirement and will time vest or have vested, as applicable, on September 3, 2018 and September 3, 2019.

(3)

Represents time-vesting restricted stock granted pursuant to the 2015 Omnibus Incentive Plan that vest in four equal annual installments on each of the first four anniversaries of the date of grant. For Mr. Hope, there are 2,284 shares of restricted stock granted on September 30, 2015 pursuant to the 2007 Management Option Plan that have met their performance-vesting requirement and will time vest or have vested, as applicable, on September 3, 2018 and September 3, 2019.

(4)	Based on the closing price of our common stock on June 29, 2018, the last trading day on the New York Stock Exchange of fiscal 2018.

(5)

The performance shares granted on September 30, 2015 vested based on the Company’s achievement of each performance measure (ROIC and Relative TSR) with respect to the period beginning on September 30, 2015 and ending on June 30, 2018, as determined by the Compensation Committee on August 8, 2018. The achievement level with respect to ROIC was between target and maximum performance, and the achievement level with respect to Relative TSR was at maximum. Accordingly, the number of shares reported in the table reflect the actual amounts based on 130% of target performance for ROIC and 150% of target performance for Relative TSR.

(6)

The performance shares granted on August 9, 2016 and December 2, 2016 will vest, if at all, based on the Company’s achievement of each performance measure (ROIC and Relative TSR) with respect to the period beginning on July 3, 2016 and ending on June 29, 2019, as determined by the Compensation Committee following the end of fiscal 2019. As of June 30, 2018, the achievement level with respect to ROIC was between target and maximum performance, and the achievement level with respect to Relative TSR was between target and maximum performance. Accordingly, the number of shares reported in the table reflect amounts based on maximum performance for ROIC and maximum performance for Relative TSR. The actual number of shares that will vest with respect to the performance shares is not yet determinable.

(7)

The performance shares granted on September 21, 2017 will vest, if at all, based on the Company’s achievement of each performance measure (ROIC and Relative TSR) with respect to the period beginning on July 2, 2017 and ending on June 27, 2020, as determined by the Compensation Committee following the end of fiscal 2020. As of June 30, 2018, the achievement level with respect to ROIC was between target and maximum performance, and the achievement level with respect to Relative TSR was between target and maximum performance. Accordingly, the number of shares reported in the table reflect amounts based on maximum performance for ROIC and maximum performance for Relative TSR. The actual number of shares that will vest with respect to the performance shares is not yet determinable. Upon his resignation, Mr. Flitman forfeited his 20,255 performance shares.

(8)	Upon his resignation, Mr. Flitman forfeited his 27,398 unvested options.

(9)	Upon his resignation, Mr. Flitman forfeited his 9,723 shares of unvested restricted stock.

Fiscal 2018 Option Exercises and Stock Vested

The following table provides information with respect to our NEOs regarding options exercised and stock vested during fiscal 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

George L. Holm	—	—	596,291	18,290,800

James D. Hope	—	—	10,576	303,819

Thomas G. Ondrof	—	—	2,831	83,656

David E. Flitman	—	—	29,828	1,023,100

Patrick T. Hagerty	—	—	98,618	3,027,576

Carol A. O’Connell	88,432	1,623,667	38,253	1,165,119

(1)	We report the value realized on exercise as the difference between the fair market value of the shares acquired on exercise and the exercise price of the stock option.

(2)

For our NEOs other than Mr. Flitman, represents the vesting of one fourth of the shares of time-based restricted stock granted on September 30, 2015, August 9, 2016, and December 2, 2016. Additionally, for our NEOs other than Mr. Ondrof and Mr. Flitman, on December 7, 2017, the Company determined that the performance criteria for the performance-based awards granted under the 2007

42    Performance Food Group  ½  2018 Proxy Statement

Management Option Plan had been met, resulting in the vesting of shares of restricted stock. For Mr. Flitman, represents the vesting of one third of the Buyout RSUs (29,828 RSUs) that will be settled on January 19, 2019. See “—Summary of Offer Letter of Mr. Flitman.”

(3)

For our NEOs other than Mr. Flitman, represents the value realized on August 9, 2017, September 30, 2017, and December 2, 2017 for the first, second, and first vesting dates of the August 9, 2016, September 20, 2015, and December 2, 2016 time-based restricted stock grants, respectively. Additionally, for our NEOs other than Mr. Ondrof and Mr. Flitman, the amount represents the value realized on December 7, 2017 as a result of the performance vesting of shares of restricted stock granted under the 2007 Management Option Plan. For Mr. Flitman, represents the value realized on January 19, 2018, the vesting date for 29,828 Buyout RSUs. The vested Buyout RSUs will be settled on January 19, 2019. See “Fiscal 2018 Non-Qualified Deferred Compensation” below.

Fiscal 2018 Pension Benefits

We have no pension benefits for our executive officers, including our NEOs.

Fiscal 2018 Non-Qualified Deferred Compensation

The following table provides information regarding contributions, earnings and balances for our NEOs with respect to deferred compensation for fiscal 2018.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)

George L. Holm	—	—	—	—	—

James D. Hope

Thomas G. Ondrof	—	—	—	—	—

David E. Flitman

Buyout RSUs(3)	—	1,023,100	626,379	—	1,649,479

Restricted Cash Award	—	500,000	—	—	1,500,000

Total	—	1,523,100	626,379	—	3,149,479

Patrick T. Hagerty	—	—	—	—	—

Carol A. O’Connell	—	—	—	—	—

(1)	Amounts under “Restricted Cash Award” are reported as compensation for fiscal 2018 under “Bonus” in the Summary Compensation Table.

(2)

The full amounts reported under “Buyout RSUs” represent a portion of the compensation for fiscal 2016 and 2017 reported under “Stock Awards” in the Summary Compensation Table. Of the amount reported under “Restricted Cash Award,” $500,000 was reported as compensation for each fiscal 2016 and 2017, under “Bonus” in the Summary Compensation Table.

(3)

Amount reported in the “Registrant Contributions in Last FY” column reflect the value of 29,828 vested and undelivered RSUs as of the vesting date, which was January 19, 2018. These RSUs will be settled on January 19, 2019. Amount reported in the “Aggregate Earnings in Last FY” column reflect the sum of (i) the increase in fair market value between July 1, 2017 and June 30, 2018 with respect to 29,827 vested and undelivered RSUs that vested on January 19, 2016 and 29,828 vested and undelivered RSUs that vested on January 19, 2017 and (ii) the increase in fair market value between January 19, 2018 and June 30, 2018 with respect to 29,828 vested and undelivered RSUs that vested on January 19, 2018.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the NEOs would have been entitled assuming an eligible termination if a termination of employment or change in control occurred on June 29, 2018, the last business day of fiscal 2018. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments are described below under “Description of Termination and Change in Control Provisions.” Mr. Flitman resigned as our Executive Vice President and President and Chief Executive Officer of Performance Foodservice effective September 21, 2018. Mr. Flitman did not receive any additional payments in connection with his voluntary resignation.

Performance Food Group   ½  2018 Proxy Statement    43

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include accrued but unpaid salary and distributions of vested plan balances under our 401(k) savings plan.

	Cash Severance Payment ($)(1)	Continuation of Group Health Plans ($)(2)	Value of Equity Acceleration Under 2007 Management Option Plan ($)(3)	Value of Equity Acceleration Under 2015 Omnibus Incentive Plan ($)(4)	Value of 401(k) Match Acceleration ($)(5)	Total ($)

George L. Holm

Eligible Termination	246,154	1,297	—	—	—	247,451

Change in Control	—	—	—	14,963,957	—	14,963,957

Death or Disability	—	—	—	13,306,071	—	13,306,071

James D. Hope

Eligible Termination	634,615	6,884	—	—	8,473	649,973

Change in Control	—	—	193,418	3,214,590	—	3,408,008

Death or Disability	—	—	—	2,857,756	—	2,857,756

Thomas G. Ondrof

Eligible Termination	—	—	—	—	—	—

Change in Control	—	—	—	2,457,659	—	2,457,659

Death or Disability	—	—	—	2,019,975	—	2,019,975

Patrick T. Hagerty

Eligible Termination	475,962	6,884	—	—	—	482,846

Change in Control	—	—	—	2,182,660	—	2,182,660

Death or Disability	—	—	—	1,934,770	—	1,934,770

Carol A. O’Connell

Eligible Termination	449,519	3,709	—	—	—	453,228

Change in Control	—	—	—	2,166,767	—	2,166,767

Death or Disability	—	—	—	1,883,768	—	1,883,768

(1)	Cash severance payment includes the following:

•	Mr. Holm—continued payment of his base salary through the expiration of his employment agreement ($188,462) plus the value of his accrued but unused vacation days ($57,692).

•	Mr. Hope—52 weeks’ base salary ($600,000) plus the value of his accrued but unused vacation days ($34,615).

•	Mr. Hagerty—52 weeks’ base salary ($450,000) plus the value of his accrued but unused vacation days ($25,962).

•	Ms. O’Connell—52 weeks’ base salary ($425,000) plus the value of her accrued but unused vacation days ($24,519).

The amount of cash severance does not include amounts payable under the AIP because these amounts are accrued and payable as of the last day of the fiscal year regardless of whether an employee is employed on the applicable payment date.

(2)

With respect to Mr. Holm, reflects the cost of providing the executive officer with continued group health coverage as enrolled at the time of his termination through the expiration of his employment agreement. With respect to Messrs. Hope and Hagerty and Ms. O’Connell, reflects amounts to be paid equivalent to the cost of providing continued group health coverage (on the same basis such coverage was received at the time of the executive’s termination) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of 52 weeks.

(3)

Upon a change in control assuming no replacement by the successor entity, our NEOs’ unvested options subject solely to time-based vesting would become immediately vested. Other than with respect to Mr. Hope, all options held by our NEOs subject solely to time-based vesting under the 2007 Management Option Plan were fully vested as of June 29, 2018. Amounts reported assume that the time and performance-vesting options and restricted stock granted pursuant to the 2007 Management Option Plan do not vest upon a change in control.

44    Performance Food Group  ½  2018 Proxy Statement

(4)

Amounts reported under “Death or Disability” reflect the value of the acceleration of the grants under the 2015 Omnibus Incentive Plan upon a termination due to death or disability. See “Narrative to Summary Compensation Table and Fiscal 2018 Grants of Plan-Based Awards—Description of Fiscal 2018 Equity-Based Awards—Awards Granted Under the 2015 Omnibus Incentive Plan—Treatment of Awards in Connection with a Change in Control or Qualifying Termination.” Amounts reported under “Change in Control” reflect the value of the acceleration of grants under the 2015 Omnibus Incentive Plan upon a qualifying termination following a “change in control”. The performance shares granted on September 30, 2015, reflect accelerated vesting for the ROIC awards at 130% of target performance and for the Relative TSR awards at 150% of target performance. The performance shares granted on August 9, 2016 and September 21, 2017, reflect accelerated vesting for the ROIC awards at maximum performance and the Relative TSR awards at maximum performance.

(5)

The Company’s contributions to our NEOs’ 401(k) accounts would be accelerated only upon termination because of death or disability. Each of our NEOs, other than Mr. Hope, are fully vested in their 401(k) plan account.

Severance Arrangements and Restrictive Covenants

We have adopted the Severance Plan for the benefit of certain key employees. Each of the NEOs other than Mr. Holm, whose severance terms are contained in his employment agreement, and Mr. Ondrof, who is not eligible to participate in the Severance Plan pursuant to the Ondrof Letter Agreement, is eligible for severance pay and benefits under the Severance Plan.

Mr. Holm

Under the terms of his employment agreement, if, prior to the expiration of the term of his employment agreement, (1) the Company terminates Mr. Holm’s employment other than for “cause” or other than by reason of his “disability” or (2) Mr. Holm terminates his employment for “good reason,” then, subject to his execution of a valid release and waiver of claims and his continued compliance with the restrictive and future cooperation covenants in his employment agreement, Mr. Holm will be entitled to receive:

•	continued payment of his base salary for the remainder of the then-existing term of his employment agreement;

•

a lump sum payment equal to his annual bonus for the fiscal year in which the termination occurs, based on Company performance during such year through the date of his termination, prorated for the portion of the year actually worked; and

•	continued group health coverage (on the same basis such coverage was received at the time of his termination) for the remainder of the then-existing term of his employment agreement.

For purposes of the severance provisions of Mr. Holm’s employment agreement:

•

“cause” means a finding by the Company that Mr. Holm has (1) committed a felony or a crime involving moral turpitude, (2) committed any act of gross negligence or fraud, (3) failed, refused, or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the directives of the Company, or materially breached any provision of his employment agreement, where such failure, refusal, neglect, or breach continued for 30 days after he had received written notice thereof, or (4) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

•

“disability” means a finding by the Company that Mr. Holm has been unable to perform his job functions by reason of a physical or mental impairment for a period of 180 days within a period of 360 consecutive days.

•

“good reason” means (1) a material breach by the Company of any provision of Mr. Holm’s employment agreement that continues for 30 days after Mr. Holm has provided the Company with written notice thereof, or (2) the principal place of Mr. Holm’s employment is relocated more than 100 miles from his principal place of employment on the effective date of his employment agreement.

Messrs. Hope and Hagerty and Ms. O’Connell

Under the terms of the Severance Plan, as modified by their Severance Letter Agreements, if either of Messrs. Hope’s or Hagerty’s or Ms. O’Connell’s employment terminates other than (1) for “cause”; (2) because of a layoff relating to which he or she has recall or rehire rights; (3) due to his or her voluntary retirement, voluntary resignation (other than for “good reason”), “disability,” or death; or (4) because of any cause beyond the reasonable control of the Company, including, but not limited to, inclement weather, war, riot, malicious or terrorist acts of

Performance Food Group   ½  2018 Proxy Statement    45

damage, civil commotion, power failure, fire, or unforeseeable acts of third parties, upon proper execution and filing of a valid release agreement, the NEO will be entitled to receive:

•	continued payment of base salary at the level of the executive’s base salary immediately before his or her termination for 52 weeks;

•

the annual bonus, if any, that he or she would have been entitled to receive, if such termination of employment had not occurred, based on the Company’s achievement of the applicable performance targets, in respect of the year of such termination, prorated for the portion of the year actually worked and payable at such time as annual bonuses are paid to other executives of the Company, but no later than two and one half months after the last day of the performance year to which such bonus relates; and

•	a payment equivalent to the cost of continued group health coverage (on the same basis such coverage was received at the time of the executive’s termination) under COBRA for a period of 52 weeks.

Under the terms of the Severance Plan, if an executive is re-employed by the Company within six months of his or her termination, he or she must return any severance payments in excess of the base pay he or she would have been paid during the time of unemployment if he or she had not experienced a termination of employment.

In addition to the foregoing, if Mr. Hope or Ms. O’Connell were to be terminated because of his or her death or disability, he or she would be entitled to acceleration of the vesting of our contributions to his or her 401(k) plan account. Mr. Hagerty is fully vested in our contribution to his 401(k) plan account.

For purposes of the Severance Plan:

•

“cause” means termination for any of the following reasons: (1) failure to perform the executive’s assigned duties, including failure to comply with Company policies; (2) conviction (including any plea of nolo contendre) of any felony or crime involving dishonesty or moral turpitude; (3) act of personal dishonesty knowingly taken in connection with the executive’s responsibilities as an associate of the Company and which is intended to result in the executive’s personal enrichment or that of any other person; (4) bad faith conduct that is materially detrimental to the Company; (5) inability of the executive to perform his or her duties because of his or her alcohol or drug use; (6) failure to comply with any legal written directive of the Board of Directors of the Company; (7) any act or omission of substantial detriment to the Company because of the executive’s intentional failure to comply with any statute, rule, or regulation, except any act or omission the executive believes in good faith to have been in or not opposed to the best interest of the Company (without the executive’s intent to gain, directly or indirectly, a profit to which the executive is not legally entitled) or any act or omission resulting from the executive’s bad judgment or negligence other than habitual neglect of duty; or (8) insubordination or any other act, or failure to act, or other conduct which is determined by the Company, in its sole discretion, to be demonstrably and materially injurious to the Company monetarily or otherwise.

•

“disability” means a physical or mental condition which qualifies the executive for benefits under the Company’s long-term disability plan or, in the absence of such a plan, a physical or mental condition pursuant to which the executive has become entitled to a disability award under the U.S. Social Security Act.

For purposes of the Severance Plan, as modified by Messrs. Hope’s and Hagerty’s and Ms. O’Connell’s Severance Letter Agreements:

•

“good reason” means, provided that the Company has failed to cure such event within 30 days of receipt of written notice from the executive of such event and that such event occurred within fewer than 90 days of the executive’s resignation, (1) a diminution in the executive’s base salary or annual bonus opportunity; (2) any material diminution in the executive’s authority, duties, or responsibilities; (3) failure of the Company or its subsidiaries to pay or cause to be paid the executive’s base salary or annual bonus, when due; or (4) relocation of the executive’s principal place of employment more than 50 miles from the Richmond, Virginia metropolitan area; provided that none of these events will constitute “good reason” until the Company fails to cure the event within 30 days after receipt of written notice of the event which constitutes “good reason.” In addition, “good reason” will cease to exist for an event on the 90th day following its occurrence.

In addition to the foregoing, we provide each of our NEOs with basic life and accident insurance coverage valued at one times annual salary to a maximum of $1 million combined benefit. Therefore, if the benefits were triggered on

46    Performance Food Group  ½  2018 Proxy Statement

June 29, 2018 under our life insurance plans, the designated beneficiaries of our NEOs would have received the following amounts: Mr. Holm ($1,000,000), Mr. Hope ($600,000), Mr. Ondrof ($160,000), Mr. Hagerty ($450,000), and Ms. O’Connell ($425,000).

CEO Pay Ratio Disclosure

The annual total compensation of our CEO for fiscal year 2018, as reported in the Summary Compensation Table included in this Proxy Statement and including the value of his health and welfare benefits (calculated for him and his eligible dependents at $25,726), was $5,186,012. The annual total compensation, including health and welfare benefits, of our median employee for fiscal year 2018 was $71,366. As a result, we estimate the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee for fiscal year 2018 was 73 to 1.

To identify the median employee, we used the following methodology:

•

We compiled a list of all employees as of June 30, 2018, which totaled 14,999 employees. This list of employees excluded 84 employees that joined the Company pursuant to the acquisition of CCSI, Inc. during fiscal year 2018 and eight furloughed employees.

•

To find the annual total compensation of our median employee for fiscal year 2018 (other than our CEO), we calculated the annual total compensation of each employee using the sum of his or her salary and wages from our payroll records, the value of his or her Company-provided health and welfare benefits, the value of his or her fiscal 2018 bonus under the AIP, and the value of employer matching contributions to our 401(k) plan on behalf of the employee. In making this determination, we annualized the compensation of any full-time employees who were hired in fiscal year 2018 but did not work for us for the entire fiscal year.

•

After identifying our median employee, we calculated the annual total compensation for such median employee using the same methodology used for the calculation of the annual total compensation for the NEOs as reported in the Summary Compensation Table included in this Proxy Statement. Additionally, we included the value of the median employee’s health and welfare benefits (calculated for the employee and the employee’s dependents at $5,026).

Performance Food Group   ½  2018 Proxy Statement    47

Equity Compensation Plan Information

The following table sets forth information as of June 30, 2018 regarding the Company’s equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans(3)

Equity compensation plan approved by stockholders

2007 Management Option Plan	1,771,679	$15.31	—

2015 Omnibus Incentive Plan	879,673	$26.21	2,024,518

(1)	Relates to options outstanding under our 2007 Management Option Plan and 853,650 options and 26,023 restricted stock units outstanding under our 2015 Omnibus Incentive Plan.

(2)	The weighted-average exercise price for the 2015 Omnibus Incentive Plan excludes the impact of outstanding restricted stock units as they have no exercise price.

(3)	Relates to additional shares reserved for future awards under our 2015 Omnibus Incentive Plan. No further awards will be granted under the 2007 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, none of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation of Directors

Each director is entitled to annual compensation as follows:

•	Cash retainer of $100,000, payable in quarterly installments in arrears;

•	Additional cash retainer of $100,000 payable in quarterly installments in arrears for serving as the non-executive chair of the board of directors;

•	Additional cash retainer payable in quarterly installments in arrears for serving as the chair of a committee as follows:

•	$20,000 annual fee for the audit committee chair;

•	$15,000 annual fee for the compensation committee chair; and

•	$10,000 annual fee for the nominating and corporate governance committee chair; and

•

$120,000 in the form of (i) restricted stock units vesting in full on the earlier of: (a) the first anniversary of the date of grant and (b) the next regularly scheduled annual meeting of stockholders of the Company following the date of grant and subject to accelerated vesting in the event of a “change of control”, or (ii) deferred stock units that are settled on the earlier of (a) the date of a “separation from service” from the Company (within the meaning of Treasury Regulation § 1.409A-1(h) or successor guidance thereto) or (b) in the event of a “change in control”; and

•

Additional $75,000 in the form of restricted stock units vesting in full on the earlier of: (i) the first anniversary of the date of grant and (ii) the next regularly scheduled annual meeting of stockholders of the Company following the date of grant and subject to accelerated vesting in the event of a “change of control” for serving as the non-executive chair of the board of directors.

48    Performance Food Group  ½  2018 Proxy Statement

Director Compensation for Fiscal 2018

The table below sets forth information regarding non-employee director compensation for the fiscal year ended June 30, 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Total ($)

Douglas M. Steenland	211,250	—	195,000	—	406,250

Meredith Adler	100,000	—	120,000	—	220,000

William F. Dawson, Jr.(3)	—	—	—	—	—

Manuel A. Fernandez	50,000	—	120,000	—	170,000

Kimberly S. Grant	93,750	—	120,000	—	213,750

Jeffery M. Overly(3)	—	—	—	—	—

Randall N. Spratt	12,637	—	—	—	12,637

Arthur B. Winkleblack	120,000	—	120,000	—	240,000

John J. Zillmer	110,000	—	120,000	—	230,000

(1)	Amounts reported reflect fees earned by our directors during fiscal 2018.

(2)

Represents the grant date fair value of restricted stock units, calculated in accordance with FASB ASC Topic 718, issued to our directors on December 14, 2017. The aggregate number of restricted stock units outstanding as of June 30, 2018 for our non-employee directors was as follows: 6,383 restricted stock units for Mr. Steenland, 3,928 restricted stock units for Ms. Adler, 3,928 restricted stock units for Mr. Fernandez, 3,928 restricted stock units for Ms. Grant, 3,928 restricted stock units for Mr. Winkleblack and 3,928 restricted stock units for Mr. Zillmer.

(3)	Beginning in fiscal 2019, Messrs. Dawson and Overly will receive annual director fees since the Company is no longer affiliated with Wellspring or Blackstone.

Stock Ownership Guidelines

Directors

To align the interests of our Board of Directors with those of our stockholders, the Board of Directors concluded that the members of our Board of Directors not affiliated with Blackstone or Wellspring (the “Covered Directors”) should have a significant financial stake in the Company’s stock. To further that goal, we implemented director stock ownership guidelines on September 21, 2017 (the “Director Guidelines”). The Covered Directors will be required to hold a specific level of equity ownership as outlined below:

Covered Directors’ Stock Ownership Multiples. The stock ownership level under the Director Guidelines, expressed as a multiple of the Covered Director’s annual cash retainer, is five times each Covered Director’s annual cash retainer.

Retention Requirement. There is no required time period within which a Covered Director must attain the applicable stock ownership level under the Director Guidelines. However, until the applicable ownership level is achieved, a stock retention requirement of 100% of shares will apply.

The shares counted toward these ownership requirements include shares of common stock owned directly by the Covered Director and outstanding restricted stock and restricted stock units.

These ownership requirements are set at levels that the Company believes are reasonable given the Covered Director’s respective annual cash retainers. In addition, FW Cook has reviewed our Director Guidelines and confirmed that they are consistent with the corresponding practices of our peer group. As of September 24, 2018, none of the Covered Directors have met the applicable ownership level.

Performance Food Group   ½  2018 Proxy Statement    49

Proposal No. 4 — Approve Amended and Restated Certificate of Incorporation to Declassify the Board of Directors

As part of the Nominating and Corporate Governance Committee’s review of our corporate governance principles and periodic review of the size, structure, composition and functioning of our Board of Directors, and after reviewing the various arguments for and against a classified board structure, the Nominating and Corporate Governance Committee recommended that our Board of Directors approve an Amended and Restated Certificate of Incorporation to eliminate the classification of our Board of Directors over a three-year period so that beginning at the 2021 annual meeting of stockholders all directors would be elected for a one-year term.

On August 8, 2018, our Board of Directors adopted a resolution, subject to stockholder approval, to amend and restate our Amended and Restated Certificate of Incorporation (the “Declassification Amendment”) pursuant to which the Company will phase out the classification of our Board of Directors. Our Board of Directors directed that the proposed Declassification Amendment be submitted for consideration by our stockholders at the Annual Meeting. We are asking stockholders to approve the Declassification Amendment.

Article VI of our Amended and Restated Certificate of Incorporation currently provides that the Company’s directors are divided into three classes, with the term of one class expiring each year and the directors in each class serving three-year terms. If the Declassification Amendment is approved and becomes effective, the class of directors elected at this Annual Meeting will be elected to full three-year terms, and the classes of directors elected in 2017 and 2016 will continue to serve out the remaining portion of their three-year terms, but directors elected after this Annual Meeting will be elected to one-year terms. Therefore, beginning with the 2021 annual meeting of stockholders, our Board of Directors will be declassified and our entire Board of Directors will be elected on an annual basis.

The Declassification Amendment would not change the present number of directors or our Board of Directors’ authority to change that number and to fill any vacancies or newly created directorships. Until the 2021 annual meeting of stockholders, any director appointed to fill newly created Board of Director seats or vacancies would hold office for a term that coincides with the remaining term of the relevant class. However, directors elected at the 2019 annual meeting of stockholders will be elected to one-year terms and directors elected at the 2020 annual meeting of stockholders will also be elected to one-year terms. Upon the annual election of the entire Board of Directors at the 2021 annual meeting of stockholders, a director appointed to a vacancy or new directorship would serve for a term expiring at the next annual meeting of stockholders following his or her appointment. In addition, because our Board of Directors is classified, our Amended and Restated Certificate of Incorporation currently provides that directors may be removed only for cause, consistent with Delaware law. The Declassification Amendment provides that directors elected to serve a three-year term may only be removed for cause and that from and after the 2021 annual meeting of stockholders, when declassification is complete, all directors may be removed either with or without cause. A marked version of Article VI of our Amended and Restated Certificate of Incorporation, as approved by our Board of Directors on August 9, 2018, that reflects the Declassification Amendment is attached to this Proxy Statement as Appendix A.

If the Declassification Amendment is approved, our Board of Directors intends to cause the Declassification Amendment to be filed with the Secretary of State of the State of Delaware following the Annual Meeting and adopt conforming amendments, if necessary, to the Company’s Amended and Restated Bylaws and Corporate Governance Guidelines. If the Declassification Amendment is not approved, then our Board of Directors will remain classified.

Vote Your Proxy. Proposal 4.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

50    Performance Food Group  ½  2018 Proxy Statement

Ownership of Securities

Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of September 14, 2018 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise noted, the address for each beneficial owner listed below is c/o Performance Food Group Company, 12500 West Creek Parkway, Richmond, VA 23238.

Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding

Principal Stockholder:

BlackRock Inc(1) 55 East 52nd Street New York, NY 10055	9,831,747	9.3%

FMR LLC(2) 245 Summer Street Boston, MA 02210	8,413,026	8.0%

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	8,077,610	7.7%

JPMorgan Chase & CO(4) 270 Park Avenue New York, NY 10017	7,233,257	6.9%

Wellington Management Group LLP(5) 280 Congress Street Boston, MA 02210	5,872,803	5.6%

Directors and Named Executive Officers:

George L. Holm(6)(7)	2,759,923	2.6%

James D. Hope(7)	232,413	*

Thomas G. Ondrof(7)	73,691	*

David E. Flitman(7)(8)	182,649	*

Patrick T. Hagerty(7)	266,341	*

Carol A. O’Connell(7)	56,967	*

Meredith Adler(7)	8,736	*

William F. Dawson, Jr.	—	—

Manuel A. Fernandez(7)	3,928	—

Kimberly S. Grant(7)	3,928	—

Performance Food Group   ½  2018 Proxy Statement    51

Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding

Jeffrey M. Overly	—	—

Randall N. Spratt	—	—

Douglas M. Steenland(7)	128,282	*

Arthur B. Winkleblack(7)	13,999	*

John J. Zillmer(7)	13,999	*

Directors and executive officers as a group (17 persons)(9)	3,992,226	3.8%

*	Less than 1%

(1)	Based on a Schedule 13G filed with the SEC on February 1, 2018, reflects 9,831,747 shares of our common stock held by Blackrock Inc.

(2)	Based on a Schedule 13G/A filed with the SEC on September 10, 2018, reflects 8,413,026 shares of our common stock held by FMR LLC.

(3)	Based on a Schedule 13G filed with the SEC on February 9, 2018, reflects 8,077,610 shares of our common stock held by Vanguard Group Inc.

(4)	Based on a Schedule 13G filed with the SEC on January 10, 2018, reflects 7,233,257 shares of our common stock held by JPMorgan Chase & CO.

(5)

Based on a Schedule 13G filed with the SEC on February 8, 2018, reflects 5,872,803 shares of our common stock held by Wellington Management Group LLP, as parent holding company of certain holding companies and the Wellington Investment Advisers. Wellington Investment Advisors Holding LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

(6)

Includes an aggregate of 291,000 shares held by trusts of which Mr. Holm’s children are the beneficiaries and for which Mr. Holm’s wife acts as trustee. Mr. Holm may be deemed to beneficially own such shares.

(7)

The number of shares beneficially owned includes shares of common stock issuable upon exercise of options that are currently exercisable and/or will be exercisable within 60 days after September 14, 2018, as follows: Mr. Holm (492,068), Mr. Hope (90,820), Mr. Ondrof (15,944), Mr. Flitman (9,132), Mr. Hagerty (53,237), Ms. O’Connell (6,702) and Mr. Steenland (104,275). The number of shares beneficially owned also includes shares of restricted stock as follows: Mr. Holm (350,215), Mr. Hope (79,105), Mr. Ondrof (55,848), Mr. Flitman (33,217), Mr. Hagerty (55,379) and Ms. O’Connell (50,266). The number of shares beneficially owned by directors includes restricted stock units that will vest on November 10, 2018 as follows: Ms. Adler (3,928), Mr. Fernandez (3,928), Ms. Grant (3,928), Mr. Steenland (6,383), Mr. Winkleblack (3,928), and Mr. Zillmer (3,928).

(8)	Upon his resignation, Mr. Flitman forfeited 20,254 performance shares and 9,723 shares of unvested restricted stock.

(9)

Includes 830,231 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after September 14, 2018, 26,023 restricted stock units granted to directors that will vest on November 10, 2018 and 691,839 shares of restricted stock.

52    Performance Food Group  ½  2018 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors, and 10% stockholders we believe that our executive officers, directors, and 10% stockholders complied with all Section 16(a) filing requirements during fiscal 2018.

Transactions with Related Persons

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person transaction policy.” Our related person transaction policy requires that (i) any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) be approved or ratified by an approving body comprised of the disinterested members of our Board of Directors or any committee of the Board of Directors (provided that a majority of the members of the Board of Directors or such committee, respectively, are disinterested) and (ii) any employment relationship or transaction involving an executive officer and any related compensation be approved by the Compensation Committee or recommended by the Compensation Committee to the Board of Directors for its approval. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Stockholders’ Agreement

In connection with the IPO, on October 6, 2015, we entered into a stockholders’ agreement with affiliates of Wellspring. This agreement granted Wellspring the right to nominate to our Board of Directors a number of designees equal to: (i) at least 20% of the total number of directors comprising our Board of Directors at such time as long as Wellspring and its affiliates beneficially own at least 20% but less than 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (ii) at least 10% of the total number of directors comprising our Board of Directors at such time as long as Wellspring and its affiliates beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that Wellspring was entitled to nominate pursuant to the formula outlined above, any fractional amounts were rounded up to the nearest whole number (e.g., one and one quarter directors shall equate to two directors) and the calculation was made on a pro forma basis after taking into account any increase in the size of our Board of Directors.

In the event a vacancy on the Board of Directors was caused by the death, retirement, or resignation of Wellspring’s director-designee, Wellspring, to the fullest extent permitted by law, had the right to have the vacancy filled by Wellspring’s new director-designee.

In December 2017, Wellspring sold all of its remaining shares of common stock of the Company; accordingly, Wellspring no longer has the right to nominate to our Board of Directors any nominees.

Registration Rights Agreement

In connection with the IPO, on October 6, 2015, we entered into a registration rights agreement that provided Wellspring an unlimited number of “demand” registrations and customary “piggyback” registration rights and customary “piggyback” registration rights to certain other stockholders. The registration rights agreement also provided that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act. The Company paid the following amounts in expenses in connection with offerings by Wellspring of approximately $184,000 in September 2017, $196,000 in November 2017 and $222,000 in December 2017 pursuant to the registration rights agreement.

Performance Food Group   ½  2018 Proxy Statement    53

In December 2017, Wellspring sold all of its remaining shares of common stock of the Company; accordingly, Wellspring no longer has the right to nominate to our Board of Directors any nominees.

Advisory Fee Agreement

We were a party to the Amended and Restated Advisory Fee Agreement (the “Advisory Agreement”) with Blackstone Management Partners V L.L.C. (“BMP”) and Wellspring. Pursuant to this agreement, BMP, Wellspring or their affiliates provided certain strategic and structuring advice and assistance to us. In addition, under this agreement, BMP, Wellspring, or their affiliates provide certain monitoring, advisory, and consulting services to us for an aggregate annual management fee equal to the greater of $2.5 million or 1.5% of Consolidated EBITDA (as defined in the ABL Facility). BMP, Wellspring, or their affiliates also received reimbursement for out-of-pocket expenses incurred by them in connection with the provision of services pursuant to the Advisory Agreement. For fiscal 2018, payments under the Advisory Agreement totaled $3.0 million to Wellspring.

Under its terms, the Advisory Agreement terminated on October 6, 2017.

Other Transactions

FMR LLC (“Fidelity”) filed a Schedule 13G/A stating that it holds approximately 8.0% of the Company’s stock. An affiliate of Fidelity provides investment management and record keeping services to the Company’s 401(k) Plan. The participants in the 401(k) Plan paid $663,080 for record keeping services and $391,421 for investment management services to Fidelity in fiscal 2018. The investment management agreement was entered into on an arm’s-length basis.

54    Performance Food Group  ½  2018 Proxy Statement

Stockholder Proposals for the 2019 Annual Meeting

If any stockholder wishes to propose a matter for consideration at our 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Secretary, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238.

Proposals for Business for Inclusion in Next Year’s Proxy Statement (Rule 14a-8): SEC rules permit stockholders to submit proposals for inclusion in our proxy statement if the stockholder and the proposal meet the requirements specified in Rule 14a-8 of the Exchange Act. Proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy statement for the 2019 Annual Meeting must be received by our Secretary no later than June 4, 2019.

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access): Our Bylaws permit a shareholder (or group of shareholders (up to 20)) who has owned a significant amount of Company common stock (at least 3%) for a significant amount of time (at least three years) to submit director nominees (the greater of two or up to 20% of the Board) for inclusion in our proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws. To be included in the Company’s proxy statement for the 2019 Annual Meeting, the proposing stockholder(s) must send notice and the required information to the Secretary so that it is received not earlier than May 5, 2019, nor later than June 4, 2019.

Other Business Proposals/Nominees: Our Bylaws also set forth the procedures that a stockholder must follow to nominate a candidate for election as a director or to propose other business for consideration at stockholder meetings, in each case, not submitted for inclusion in the proxy statement (either under proxy access or Rule 14a-8), but instead to be presented directly at stockholder meetings. To be timely, a stockholder’s notice must be delivered to the Secretary and received on or after July 16, 2019, but not later than August 15, 2019.

Performance Food Group   ½  2018 Proxy Statement    55

Other Business

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

A. Brent King
Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.pfgc.com) and click on “Financial Info” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended June 30, 2018, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Secretary

Performance Food Group Company

12500 West Creek Parkway

Richmond, Virginia 23238

56    Performance Food Group  ½  2018 Proxy Statement

Appendix A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PERFORMANCE FOOD GROUP COMPANY

* * * * *

The present name of the corporation is Performance Food Group Company (the “Corporation”). The Corporation was incorporated under the name “Wellspring Distribution Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 23, 2002. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Performance Food Group Company.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. ~~The~~ Prior to the Corporation’s 2019 annual meeting of stockholders, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided, with respect to the time for which they severally hold office, into three classes ~~designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at~~

Performance Food Group   ½  2018 Proxy Statement    A-1

~~the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. Commencing with the first annual meeting of stockholders following the IPO Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director~~. At the Corporation’s 2019 annual meeting of stockholders and thereafter, each director who is up for election shall be elected to serve for a term of one (1) year and shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office~~. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.~~; provided, that any director elected or appointed prior to the Corporation’s 2019 annual meeting of stockholders shall complete the term to which such director has been elected or appointed. The term for each director elected at the Corporation’s 2018 annual meeting of stockholders shall expire at the Corporation’s 2021 annual meeting of stockholders. Commencing at the Corporation’s 2021 annual meeting of stockholders and thereafter, the directors shall not be divided into separate classes. Prior to the Corporation’s 2021 annual meeting of stockholders, the Board shall be deemed to be classified for purposes of Section 141 of the DGCL.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Amended and Restated Stockholders Agreement, expected to be dated as of October 6, 2015, by and among (x) the Corporation, (y) certain Affiliates (as defined below) of The Blackstone Group L.P. (together with its Affiliates, including, without limitation, any Blackstone Entity as defined in the Stockholders Agreement, and its and their successors and assigns (other than the Corporation and its subsidiaries), collectively, “Blackstone”) and (z) certain Affiliates of Wellspring Capital Management LLC (together with its Affiliates, including, without limitation, any Wellspring Entity as defined in the Stockholders Agreement, and its and their successors and assigns (other than the Corporation and its subsidiaries), collectively, “Wellspring”) (as the same may be further amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders; provided, however, that, subject to the rights granted pursuant to the Stockholders Agreement, at any time when Blackstone beneficially owns, in the aggregate, less than 30% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. ~~Any or all of the~~ Until the completion of Corporation’s 2021 annual meeting of stockholders, after which the directors shall not be divided into separate classes and all directors shall be elected to serve for a term of one (1) year, directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only by a vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. Following the completion of the Corporation’s 2021 annual meeting of stockholders, when directors shall not be divided into separate classes and all directors shall be elected to serve for a term of one (1) year, directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class~~; provided, however, that at any time when Blackstone beneficially owns, in the aggregate, less than 30% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.~~.

A-2    Performance Food Group  ½  2018 Proxy Statement

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

F. For purposes of this Article VI, “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Performance Food Group   ½  2018 Proxy Statement    A-3

OUR FAMILY OF FOODSERVICE DISTRIBUTORS

PERFORMANCE FOODSERVICE

PFG | Performance Food Group
Customized Distribution

VISTAR℠

PFG Performance Food Group

OUR FAMILY OF FOODSERVICE DISTRIBUTORS Performance FOODSERVICE Customized Distribution Performance Food Group 12500 West Creek Parkway Richmond, Virginia 23238 www.pfgc.com PFG Performance FOOD Group

PERFORMANCE FOOD GROUP COMPANY 12500 WEST CREEK PARKWAY RICHMOND, VA 23238

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 12, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 12, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your signed and dated proxy card must be received by 11:59 p.m., Eastern Time, on November 12, 2018 to be counted.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E51596-P13064	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PERFORMANCE FOOD GROUP COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL with respect to the following:

1. To elect the four Class III director nominees.	☐	☐	☐

Nominees:

01) William F. Dawson, Jr. 02) Manuel A. Fernandez 03) Kimberly S. Grant 04) Randall N. Spratt

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.					For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019.					☐	☐	☐

3.   To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

4.   To approve the Amended and Restated Certificate of Incorporation to declassify the Board of Directors.

					☐ ☐	☐ ☐	☐ ☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

For Address Changes and/or Comments, please mark this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at www.proxyvote.com.

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E51597-P13064

PERFORMANCE FOOD GROUP COMPANY

Annual Meeting of Stockholders

November 13, 2018 9:00 AM EST

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) George L. Holm and A. Brent King, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PERFORMANCE FOOD GROUP COMPANY that the stockholder(s) is/are entitled to vote if personally present at the Annual Meeting of Stockholders and further authorize(s) such proxies to vote such shares in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. The stockholder(s) hereby acknowledge(s) receipt of the Proxy Statement. The stockholder(s) hereby revoke(s) all proxies heretofore given by the stockholder(s) to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein on the reverse side. If no direction is made but the proxy card is signed, this proxy will be voted FOR the election of each of the director nominees listed on the reverse side and FOR Proposals 2, 3 and 4. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting of Stockholders.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side